Exhibit 10.3
*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

LICENSE AND COMMERCIALIZATION AGREEMENT

This License and Commercialization Agreement (“Agreement”) is effective as of the date of last signature below (the “Effective Date”) by and between Illumina, Inc., a Delaware corporation, having a place of business at 5200 Illumina Way, San Diego, CA, 92122 (“Illumina”), and CareDx, Inc., a Delaware corporation, having a place of business at 3260 Bayshore Boulevard, Brisbane, CA 94005 (“CareDx”).  Illumina and CareDx may each be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

A.CareDx is a business focused on developing, manufacturing, and selling products in the Licensed Field (defined below);

B.Illumina owns or otherwise Controls (defined below) rights to certain Intellectual Property (defined below), including patents, patent applications, and know-how, relating to products in the Licensed Field;

C.Illumina also has existing products that it manufactures and sells (including through distributors), and products that are in development, for use in the Licensed Field;

D.CareDx desires to (i) obtain a field-based license to certain Intellectual Property for making, using, and selling products for use in the Licensed Field with Illumina’s sequencing platforms, (ii) purchase certain products from Illumina for resale, and (iii) obtain a transfer of technology from Illumina relating to the manufacture of certain products in development; and

E.Illumina is willing to grant such a license, sell such products, and conduct such a technology transfer to CareDx on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.DEFINITIONS

The following capitalized terms have the following meanings:

1.1“Ad/Promo Guidelines” means Illumina’s current guidelines for advertising and promotional materials, which will be commercially reasonable at all times.

1.2“Affiliate” means, with respect to a Party or other party, any Person which at the time in question directly or indirectly Controls, is Controlled by, or is under common Control with, such Party or other party.  For the purposes of this definition only, “Control” means the possession, directly or indirectly, of: (i) more than 50% of the voting interests of a Person; or (ii) the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting interests, by agreement with respect to the voting of voting interests, by other agreement conferring control over management or policy decisions, by virtue of the power to control the composition of the board of directors or managers, or otherwise.  The terms “Controlling” and “Controlled” have correlative meanings for purposes of this definition.  Notwithstanding the foregoing, Helix Holdings I, LLC, and its subsidiaries and members, are not Affiliates of Illumina for purposes of this Agreement.

1.3“Anti-Corruption Laws” has the meaning set forth in Exhibit C.

1.4“Approval(s)” has the meaning set forth in Exhibit C, Section 3.

1.5“CareDx Existing Products” has the meaning set forth in Section 4.1.

1.6“CareDx Marks” has the meaning set forth in Section 5.8(b).

1.7“Changed Component(s)” has the meaning set forth in Section 5.7.

1.8“Chimerism Assay” means the [...***...] of each of [...***...] in a [...***...].

1.9“Chimerism Royalty Product” means a Licensed Product that is used for a Chimerism Assay application.

1.10“Claim(s)” has the meaning set forth in Section 12.1.

1.11“Combination Product” means any combination of the Licensed Product and another product that is not the Licensed Product, where such products are not formulated together but are sold together as a single product.

1.12“Complaint(s)” has the meaning set forth in Exhibit C.

1.13“Complete Change” has the meaning set forth in Section 5.7.

1.14“Confidential Information” means all information that (i) is provided by one Party (or its Affiliates) to the other Party (or its Affiliates) pursuant to this Agreement, and (ii) (A) if disclosed in writing or other tangible medium is marked or identified as confidential at the time of disclosure to the recipient, (B) if disclosed other than in writing, is acknowledged at the time of disclosure to be confidential and is documented as confidential by written notice to the recipient within 30 days after disclosure, or (C) that a recipient should reasonably understand to be confidential.  Confidential Information shall not include any of the following: (a) information that, at the time of disclosure to the Receiving Party, is in the public domain through no breach of this Agreement or breach of another obligation of confidentiality owed to the Disclosing Party or its Affiliates by the Receiving Party; (b) information that, after disclosure hereunder, becomes part of the public domain by publication or otherwise, except by breach of this Agreement or breach of another obligation of confidentiality owed to the Disclosing Party or its Affiliate by the Receiving Party; (c) information that was in the Receiving Party’s or its Affiliate’s possession at the time of disclosure hereunder by the Disclosing Party unless subject to an obligation of confidentiality or restricted use owed to the Disclosing Party or its Affiliate; (d) information that is independently developed by or for the Receiving Party or its Affiliates without use of or reliance on Confidential Information of the Disclosing Party; or (e) information that the Receiving Party receives from a third party where such third party was under no obligation of confidentiality to the Disclosing Party or its Affiliate with respect to such information.

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1.15“Contract Year” means 12 calendar months from June 1, 2018, and every anniversary thereof.

1.16“Control,” “Controls,” “Controlled,” or “Controlling” means, with respect to any Intellectual Property, possession of the right (whether through ownership or license (other than by operation of this Agreement) or control over an Affiliate with such right) to grant the licenses or sublicenses as provided herein without violating the terms of any agreement or other arrangement with any third party.

1.17“Customer Agreement” has the meaning set forth in Exhibit C.

1.18“Disclosing Party” has the meaning set forth in Section 10.1(a).

1.19“Discontinued Product” has the meaning set forth in Section 5.7.

1.20“Documentation” means Illumina’s user manual, package insert, and similar technical documentation, for the Supplied Product in effect on the date that the Supplied Product ships from Illumina.

1.21“Excluded Uses” means (i) [...***...] (but for the avoidance of doubt, excluding bone marrow (hematopoietic stem cell) transplantation diagnostic testing), (ii) [...***...] applications, (iii) [...***...] for [...***...], [...***...], [...***...], [...***...], [...***...] and [...***...] or [...***...], (iv) [...***...], (v) [...***...], and (vi) use of [...***...] for [...***...].

1.22“Exclusive IP” has the meaning set forth in Section 7.2.

1.23“Force Majeure” has the meaning set forth in Section 14.8.

1.24“Illumina Chimerism Formulation” means the formulations of the [...***...] that Illumina developed for and included in its [...***...] for Chimerism Assay applications as of the Effective Date in the Licensed Field.  The Illumina Chimerism Formulation excludes the Illumina Chimerism Primers.

1.25“Illumina Chimerism Primers” means the [...***...] primer sequences and design parameters that Illumina developed for and included in its [...***...] for Chimerism Assay applications as of the Effective Date in the Licensed Field.

1.26“Illumina Chimerism Software” means the [...***...] software that Illumina developed for and included in its development-stage assay for Chimerism Assay applications as of the Effective Date in the Licensed Field.

1.27“Illumina HLA Existing Products” means the Illumina HLA v1 Product and Illumina HLA v2 Product.

1.28“Illumina HLA Existing Product Primers” means the [...***...] primers included as components of the Illumina HLA Existing Products.

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1.29“Illumina HLA Existing Product Software” means version nos. 1.0, 2.0, and 2.1 of the software, referred to as “TruSight HLA Assign,” that as of the Effective Date are licensed to purchasers of the Illumina HLA Existing Products for use with Illumina HLA Existing Products including released and unreleased IMGT database software updates.

1.30“Illumina HLA v1 Product” means the products bearing Illumina catalogue numbers FC-142-1001, 20006995, 20005171, and 20005172 as of the Effective Date.

1.31“Illumina HLA v2 Product” means the products bearing Illumina catalogue numbers 20000215 and 20005170, as of the Effective Date.

1.32“Illumina HLA v3 [...***...]” means the [...***...] and [...***...] that Illumina is developing or had previously developed for, and as or was included in, its [...***...] (as the next version of the Illumina [...***...] Product) as of the Effective Date that includes the Illumina [...***...] Reagents and the Illumina HLA v3 Software.

1.33“Illumina HLA v3 Software” means the [...***...] software for use with its [...***...] (as the next version of the Illumina [...***...] Product) as of the Effective Date that includes the Illumina [...***...] Reagents and the Illumina HLA v3 [...***...].

1.34“Illumina [...***...] Reagents” means the products listed in Exhibit B under the heading “Illumina [...***...] Reagent Pricing.”

1.35“Illumina Product Restriction” has the meaning set forth in Section 4.2.

1.36“Illumina Sequencing Instrument” means: (i) any instrument for [...***...] offered for sale in Illumina’s product catalogue up to and as of the Effective Date, excluding the [...***...], the [...***...], and the [...***...], and (ii) any improvement, update or upgrade to such instruments, whether such improvement, update or upgrade is incorporated into such instruments or installed or added to such instruments separately, provided that the instruments still have substantially the same functionality and throughput.

1.37“Illumina Software Code” means the source code and executable code contained in the Illumina HLA Existing Product Software, Illumina HLA v3 Software, and Illumina Chimerism Software.

1.38 “Improvement” means any improvement, enhancement, or modification made by or on behalf of CareDx during the Term to technology or other subject matter that (i) is claimed by the Licensed Patents (pending or issued), (ii) constitutes a derivative work of a work subject to a Licensed Field Copyright, or (iii) constitutes a derivative work or is based on Licensed Know-How, and all Intellectual Property embodied therein, that has, in each of the foregoing cases, uses outside of the Licensed Field.

1.39“Intellectual Property” means all patents, patent rights, trademarks, service marks, trade names, trade dress, copyrights, works of authorship, Know-How and any other intellectual property or industrial property rights anywhere in the world.

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1.40“Know-How” means any ideas, inventions, know-how, trade secrets, data, specifications, instructions, processes, formulas, and technology, including analytical and manufacturing data and information.

1.41“Knowledge Transfer” has the meaning set forth in Section 8.1.

1.42“Lead Time” means the maximum number of business days between the date CareDx issues a purchase order for the applicable Supplied Product and the date that such Supplied Product is delivered to the delivery location specified on such purchase order.

1.43“Licensed Field” means (a) Chimerism Assay applications for the [...***...] by [...***...] of up to [...***...] in a [...***...] following and in association with bone marrow (hematopoietic stem cell) transplantation or solid organ transplantation or (b) [...***...] of the following [...***...] (or [...***...] only if expressly noted in this definition) of the [...***...] solely for bone marrow (hematopoietic stem cell) transplantation diagnostic testing and solid organ transplantation diagnostic testing (or only a specific application of such testing if expressly noted in this definition) of: (1) human leukocyte antigen (HLA); (2) [...***...]; (3) [...***...]; (4) the [...***...] listed in Exhibit H for use in [...***...] only; and (5) [...***...] in the [...***...] to [...***...] only up to [...***...] in such [...***...] and not for [...***...] level or [...***...] level [...***...].  The Licensed Field excludes the Excluded Uses.

1.44“Licensed Field Copyrights” means the copyrights owned or Controlled by Illumina and its Affiliates in the Illumina Software Code.

1.45“Licensed Field General Know-How” means all Know-How owned or Controlled by Illumina or its Affiliates any time during the Term that is or was used for, but not specific only to, the development, manufacture, supply or commercialization of Licensed Products or the provision of Licensed Services (but only relating to use of a Licensed Product in the Licensed Service) in the Licensed Field.  Licensed Field General Know-How excludes Know-How relating to Third Party Knowledge Transfer Components.

1.46“Licensed Field General Patents” means any patents and patent applications which are owned or Controlled by Illumina and its Affiliates at any time during the Term which in the absence of a license or sublicense granted by Illumina would be infringed (directly or indirectly) by the development, manufacture, marketing, use, development, Sale, offer for Sale, importation, exportation, commercialization, service, support or other exploitation of Licensed Products or the provision of Licensed Services.

1.47“Licensed Field Specific Know-How” means all Know-How owned or Controlled by Illumina or its Affiliates any time during the Term that is or was used for and is specific only to the development, manufacture or commercialization of Licensed Products or the provision of Licensed Services (but only relating to the use of a Licensed Product in the Licensed Service) in the Licensed Field.  The Illumina HLA Existing Product Primers, Illumina HLA v3 [...***...], and Illumina Chimerism Primers are Licensed Field Specific Know-How.  Licensed Field Specific Know-How excludes Know-How relating to Third Party Knowledge Transfer Components.

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1.48“Licensed Field Specific Patents” means (i) the patents and patent applications listed in Exhibit A, (ii) any divisionals, continuations, continuations-in-part (only to the extent a priority claim can be made), reissues, reexaminations, and extensions of the patents and patent applications described in (i), (iii) any foreign equivalents of the patents and patent applications described in (i) and (ii), and (iv) any patents that issue from such patent applications described in (i), (ii), and (iii).

1.49“Licensed IP” means Licensed Patents, Licensed Know-How, Licensed Field Copyrights, and Illumina Software Code.

1.50“Licensed Know-How” means Licensed Field Specific Know-How and Licensed Field General Know-How.

1.51“Licensed Patents” means the Licensed Field Specific Patents and the Licensed Field General Patents.

1.52“Licensed Products” means a product for either [...***...] for nucleic acid sequencing on an Illumina Sequencing Instrument or [...***...] of nucleic acid sequence data obtained from (i.e., downstream in a workflow from, and not located on) an Illumina Sequencing Instrument which product or service (i) uses the Illumina Chimerism Formulation and Illumina Chimerism Software or any improvement, enhancement, or modification of any of the foregoing made by or on behalf of CareDx or (ii) incorporates any [...***...], [...***...] and [...***...] or any [...***...]. For the avoidance of doubt, any CareDx Existing Products are not, and are not deemed to be, a Licensed Product and CareDx does not owe any royalty or other amounts to Illumina for any such CareDx Existing Products under this Agreement.

1.53“Licensed Service” means any service performed for a third party that uses a Licensed Product.

1.54“Losses” has the meaning set forth in Section 12.1.

1.55“Material Change” means a material change to form, fit or function of any Illumina HLA Existing Product or Illumina [...***...] Reagent with respect to its written, published technical specifications (in effect on the date that the product ships from Illumina).

1.56“Net Sales” means the gross amount invoiced by CareDx or its Affiliates for the Sale of a Licensed Product during the relevant three (3) month period during the Contract Year, minus the following deductions to the extent each is actually given or incurred or separately accounted for in the corresponding invoice: (i) value added taxes, sales taxes, consumption taxes, excise taxes or custom duties and government charges levied on the production, sale, transportation or delivery of such products and services; (ii) costs of insurance and transportation from the place of manufacture to the customer’s premises; (iii) credit, allowances and charge backs for rejections, returns, allowances or trades; and (iv) customary trade, quantity and cash and prompt payment discounts. Net Sales shall not include any amounts received or invoiced by CareDx or its Affiliates for using or disposing any Licensed Product for assuring internal product testing, validation or control, or obtaining regulatory approvals.  For any performance of a Licensed Service, the Net Sales amount for such Licensed Service shall be the average invoice amount of the Licensed Product(s) used in the Licensed Service as if such Licensed Product was Sold on its own in an arm’s-length transaction in the same three (3) month period, subject

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to the foregoing allowable deductions. For the avoidance of doubt, for the performance of a Licensed Service, the Net Sales amount for such Licensed Service will be used for purposes of determining royalties and the Licensed Product used in such Licensed Service will not be counted more than once or separately be subject to royalties.  For any Sale of Licensed Products for non-monetary consideration, the Net Sales amount for each such Sale shall be the average invoice amount calculated from all sales of applicable Licensed Products on their own in arm’s-length transactions in the same three (3) month period, subject to the foregoing allowable deductions. If CareDx appoints a distributor to sell a Licensed Product, then only the amount invoiced by CareDx to such distributor shall be included in the calculation of Net Sales, not any amounts invoiced by the distributor to an end-user or other customer. In the case of any Combination Product, the Net Sales for such Combination Product for purposes of determining royalties shall be determined by mutual agreement of the Parties in good faith taking into account the relative value of the Licensed Product to the other product(s) included in the Combination Product.

1.57“Non-Chimerism Royalty Product” means a Licensed Product that (i) has a Net Sales amount that is greater than $[...***...] per sample (e.g., a Licensed Product that is a 10-sample kit with a Net Sales amount of $[...***...] is $[...***...] per sample), (ii) is not used for a Chimerism Assay application.

1.58“Non-Illumina Sequencing Instrument” means an instrument not sold by Illumina that performs the actual nucleic acid sequencing, not including ancillary instruments such as robotic liquid handlers that do not perform actual sequencing.

1.59“Person” means an individual or firm, trust, corporation, partnership, joint venture (whether entity-based or by contract), limited liability company, association, unincorporated organization, or other legal or governmental entity.

1.60“Receiving Party” has the meaning set forth in Section 10.1(a).

1.61“[...***...]” means use of a Licensed Product in the Licensed Field for [...***...].

1.62“Representatives” means a Party’s (and a Party’s Affiliates’) officers, directors, legal representatives, financial representatives, employees and agents.

1.63“Restriction Period” means the period beginning on the Effective Date and ending on the later of the date that is either (a) the [...***...] anniversary of the Effective Date, or (b) the expiration or termination of [...***...].  [...***...]

1.64“RMA” has the meaning set forth in Exhibit B.

1.65“Sell” means to sell, distribute, lease, license, provide, or otherwise make available.  The terms “Sale,” “Sold,” and other forms of the term “Sell” have correlative meanings.

1.66“Substitute Product” has the meaning set forth in Section 5.7.

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1.67“Supplied Product” means the Illumina HLA Existing Products and the Illumina [...***...] Reagents.

1.68“Taxes” has the meaning set forth in Section 9.8(a).

1.69“Term” has the meaning in Section 13.1.

1.70“Territory” means worldwide.

1.71“Third Party Knowledge Transfer Components” has the meaning set forth in Section 8.2.

1.72“Trade Secret Information” means Confidential Information owned or controlled by a Party that such Party, in good faith based on trade secret law, marks as a trade secret prior to sharing with the other Party.

2.LICENSE GRANTS TO CAREDX

2.1Licensed Intellectual Property.  Subject to the terms and conditions of this Agreement, Illumina hereby grants to CareDx:

(a)A non-transferable (except as expressly permitted in Section 14.5), non-sublicensable (except as permitted in Section 2.2) license under all rights owned or Controlled by Illumina in and to the Licensed Field Specific Patents to (i) make, have made (on CareDx’s behalf), use, Sell, have Sold, offer for Sale, import, and export any Licensed Product, and (ii) perform Licensed Services, both in the case of (i) and (ii) solely in the Licensed Field in the Territory during the Term.  The license granted in this Section 2.1(a) shall be exclusive for uses within subparts [...***...] and [...***...] of the Licensed Field during the Restriction Period only, and non-exclusive for such subparts for the remainder of the Term.  The license granted in this Section 2.1(a) shall be non-exclusive during the Term for subparts [...***...] through [...***...] of the Licensed Field.

(b)A non-exclusive, non-transferable (except as expressly permitted in Section 14.5), non-sublicensable (except as permitted in Section 2.2) license under all rights owned or Controlled by Illumina in and to the Licensed Field General Patents to (i) make, have made (on CareDx’s behalf), use, Sell, have Sold, offer for Sale, import, and export any Licensed Product, and (ii) perform Licensed Services, both in the case of (i) and (ii) solely in the Licensed Field in the Territory during the Term.

(c)A non-transferable (except as expressly permitted in Section 14.5) and non-sublicensable (except as expressly permitted in Section 2.2) license under all rights owned or Controlled by Illumina in and to the Licensed Field Copyrights and Illumina Software Code to copy, use, display and perform (publicly or otherwise), modify, create derivative works of, distribute, compile and otherwise commercialize and exploit Licensed Products solely in the Licensed Field in the Territory during the Term.  With respect to any Licensed Field Copyrights and Illumina Software Code that are specific only for use in the Licensed Field, the license granted in this Section 2.1(c) is exclusive during the Restriction Period for use within subparts [...***...] and [...***...] of the Licensed Field, and it is non-exclusive for the remainder of the Term and for uses within subparts [...***...] through [...***...] of the Licensed Field.  With respect to Licensed Field Copyrights and Illumina Software Code covering other uses outside of the Licensed Field, the license granted in this Section 2.1(c) shall be non-exclusive only.

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(d)A non-transferable (except as expressly permitted in Section 14.5), non-sublicensable (except as permitted in Section 2.2) license under all rights owned or Controlled by Illumina in and to the Licensed Field Specific Know-How to (i) develop, make, have made (on CareDx’s behalf), use, market, Sell, offer for Sale, import, export, commercialize, service, support and otherwise dispose of any Licensed Product, and (ii) perform Licensed Services, both in the case of (i) and (ii) solely in the Licensed Field in the Territory during the Term.  The license granted in this Section 2.1(d) shall be exclusive for uses within subparts [...***...] of the Licensed Field [...***...], and non-exclusive for such subparts for the remainder of the Term.  The license granted in this Section 2.1(d) shall be [...***...] for uses within subparts [...***...] through [...***...] of the Licensed Field.

(e)A non-exclusive, non-transferable (except as expressly permitted in Section 14.5), non-sublicensable (except as permitted in Section 2.2) license under all rights owned or controlled by Illumina in and to the Licensed Field General Know-How to (i) develop, make, have made (on CareDx’s behalf), use, market, Sell, offer for Sale, import, export, commercialize, service, support and otherwise dispose of any Licensed Product, and (ii) perform Licensed Services, both in the case of (i) and (ii) solely in the Licensed Field in the Territory during the Term.

2.2Sublicense. The foregoing licenses include the right for CareDx to allow its subsidiaries (but only for so long as they remain CareDx subsidiaries) and any third parties to exercise CareDx’s licenses but solely on behalf and for the benefit and account of CareDx (provided that if such third party is an acquirer of CareDx, the obligations of Section 14.5 shall apply). CareDx shall be responsible for any acts or omissions of any such subsidiary or third party exercising CareDx’s licenses on CareDx’s behalf under this Agreement. Subject to the terms and conditions of this Agreement, CareDx may sublicense its rights to a subsidiary (but only for so long as it remains a subsidiary of CareDx) to the extent necessary for such subsidiary to market, Sell, offer for Sale, import, export, commercialize and otherwise dispose of any Licensed Product; provided that any such sublicense shall be consistent with the terms and conditions of this Agreement and CareDx shall be responsible for such sublicensee’s compliance with such terms and shall provide prior written notice and a copy to Illumina of such sublicense.

2.3No Other Licenses.  No license, sublicense or other rights granted in this Agreement includes any license, sublicense, right, immunity or authorization, either expressly, by implication, by estoppel or otherwise, (i) under any Intellectual Property that is not included in the Licensed IP, (ii) outside of the Licensed Field, or (iii) for use of products other than the Licensed Products.  Nothing in this Agreement (i) grants a license to CareDx to any Intellectual Property covering nucleic acid sequencing chemistries, methods, reagents, flow cells, or instruments, or (ii) authorizes the use or Sale of any products that are not used with an Illumina Sequencing Instrument.

2.4CareDx Commercialization and Milestones.  As between Illumina and CareDx, CareDx shall have sole responsibility for the development (except for Supplied Products), manufacture (except for Supplied Products), marketing, Sales, service, and support of Licensed Products in the Licensed Field.  CareDx shall use commercially reasonable efforts to: (i) develop, manufacture, market, Sell, service, and support Licensed Products in the Licensed Field in accordance with this Agreement, and (ii) satisfy each of the following milestones:

(a)First commercial availability of a Licensed Product for purchase by third parties that (i) uses the Illumina Chimerism Formulation and Illumina Chimerism Software, and (ii) is marketed for Chimerism Assay applications in the Licensed Field, by [...***...];

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(b)First commercial availability of a Licensed Product for purchase by third parties that is a developed version of an assay incorporating the Illumina [...***...] Reagents, Illumina HLA v3 [...***...], and Illumina HLA v3 Software by the later of (i) [...***...], or (ii) [...***...] months after Illumina first delivers commercial production Illumina [...***...] Reagents to CareDx; and

(c)Cumulatively spend at least $[...***...] between the Effective Date and the fifth anniversary of the Effective Date in incremental research and development, sales, marketing, and support of Licensed Products.

Notwithstanding anything to the contrary in this Agreement, if Illumina fails to: (i) complete the Knowledge Transfer in accordance with Section 8.1, (ii) supply the Supplied Products on the timing specified in this Agreement, or (iii) provide a Substitute Product to replace any Discontinued Product that both passes CareDx’s reasonable validation tests (that are no more stringent than those used to validate the Discontinued Product) and is not at a higher cost to CareDx on a per sample basis pursuant to Section 5.7 then, in any of the foregoing cases, CareDx will be excused from meeting any of the above milestones by the specified dates above for the amount of time it takes Illumina to remedy any such failure. If CareDx fails to use commercially reasonable efforts to meet any of the above milestones by the specified date above for reasons other than (i) Illumina’s failure to complete the Knowledge Transfer, supply the Supplied Products or provide a Substitute Product, in each case, as set forth in the immediately preceding sentence or (ii) Force Majeure then, in such a case, Illumina may give written notice of its intent to convert the exclusive licenses granted in this Agreement with respect to the Licensed Product for which CareDx failed to achieve the milestone to non-exclusive licenses and upon CareDx’s receipt of such notice, the Parties will promptly meet to discuss a resolution in good faith for a reasonable period of time mutually agreed upon by the Parties, but in any event not longer than 30 days unless the Parties agree to extend the discussion period, in which case the discussion period shall expire at the end of the extension period. In the event that (i) CareDx fails to meet any agreed upon resolution within any mutually agreed upon timing for such resolution, or (ii) no resolution is agreed upon by the expiration of the foregoing good faith discussion period and the milestone is still not achieved by the conclusion of such good faith discussions then, the licenses granted in this Agreement with respect to the Licensed Product for which CareDx failed to achieve the milestone shall automatically and immediately convert to non-exclusive licenses and the Illumina Product Restriction with respect to the Licensed Product for which CareDx failed to achieve the milestone shall automatically and immediately lapse. For the avoidance of doubt, the Parties acknowledge and agree that neither (x) the failure by Illumina to complete the Knowledge Transfer or supply the Supplied Products within 5 days after the timing specified in this Agreement nor (y) the failure by CareDx to meet any milestone within 5 days after the specified date above shall, in either case, be deemed to be a material breach of this Agreement.

3.IMPROVEMENTS BY CAREDX; FUTURE ILLUMINA TECHNOLOGY

3.1License to Illumina.  Subject to the terms and conditions of this Agreement CareDx hereby grants to Illumina a non-exclusive, fully paid-up, worldwide, transferable (but only to the extent expressly permitted under Section 14.5), sublicensable (but only to its Affiliates for as long as they remain Illumina’s Affiliates) license (including the right to have third parties acting on behalf of Illumina but solely for the benefit and account of Illumina, provided that Illumina will remain responsible for the acts and omissions of its Affiliates or third parties under any such sublicense or this right) during the Term to use and exploit any Improvements to make, have made, use, sell, offer for sale, import, and

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export any product or service for use outside of the Licensed Field but only in certain fields mutually agreed upon by the Parties.  CareDx shall provide written notice to Illumina of any Improvements at each quarterly meeting described in Section 6.1 (or if no such meeting occurs, then either (i) at least 30 days prior to the planned commercial launch of such Improvement, or (ii) within 5 days of a patent application being filed that claims all or any material portion of such Improvement, whichever is first), and such notice shall describe the Improvements in a level of detail sufficient to enable Illumina to evaluate the Improvement to determine whether or not to exercise the Option set forth in Section 3.2.

3.2Illumina Option.  Subject to the terms and conditions of this Agreement, CareDx hereby grants to Illumina an exclusive option to receive a co-exclusive (with CareDx) license under all rights CareDx has or may have in any Improvements in certain fields mutually agreed upon by the Parties outside of the Licensed Field (the “Option”). Any definitive license agreement(s) will be on commercially reasonable terms negotiated in good faith, will be for use outside of the Licensed Field, and will be sublicensable to Illumina’s Affiliates (but solely for so long as they remain Illumina’s Affiliates) and, as part of any such license granted to Illumina from the exercise of its Option, Illumina may have third parties exercising its license on its behalf and solely for its benefit and account; provided that Illumina will remain responsible for the acts and omissions of its Affiliates or third parties under any such sublicense or this right.  Illumina may exercise its Option on a case by case basis by providing written notice of exercise to CareDx within [...***...] after receiving written notice of the Improvement in accordance with Section 3.1.  If (without in any way limiting the notice requirement) Illumina reasonably believes that no notice of the Improvement is provided, then the Parties will promptly meet to discuss in good faith the reason therefor and, if appropriate and the Parties believe in good faith that such Improvement is either intended to be commercially launched or intended to be patented (all or any material portion of such Improvement) then, in such a case, Illumina may exercise its Option for such Improvement by providing written notice of exercise to CareDx within [...***...] of the date the Parties first meet to discuss the same.  The Option, and any co-exclusive license(s) granted upon the exercise of the Option, will be subject to CareDx’s non-transferable (except as expressly permitted in Section 14.5), non-sublicensable (except as expressly permitted in Section 2.2), co-exclusive right to use and, in the Licensed Field commercialize, the Improvement for any purpose.  The Option will be binding on any assignee or other successor in interest of any Improvement.

3.3Future Illumina Technology.  If requested in writing by CareDx (such request not to be made more than once every 6 months), Illumina shall engage in good faith discussions with CareDx about the potential application of technology created by or on behalf of Illumina after the Effective Date in the Licensed Field; provided that Illumina shall not be obligated to share any non-public information in such discussions.

4.SALES RESTRICTIONS

4.1CareDx Restrictions.  For the period from the Effective Date until [...***...] or the termination of this Agreement, if earlier, CareDx and its Affiliates shall not, and shall not facilitate, grant licenses to, or assist a third party to, [...***...], [...***...] or [...***...]; provided that notwithstanding the foregoing, CareDx shall not be in breach of this Section 4.1: (a) for developing, making, having made (on CareDx’s behalf), using, marketing, Selling, offering for Sale, importing, exporting, commercializing, servicing, supporting and otherwise disposing of in the Licensed Field: (i) any current products or services of CareDx or its

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Affiliates, including Allosure and AlloMap, or any products or services in development that are not intended for use in a next-generation nucleic acid sequencing workflow, in each case, as of the Effective Date, (ii) any improvements, enhancements, modifications, updates, upgrades or future equivalents to any of the foregoing products or services not used in a next-generation nucleic acid sequencing workflow, (iii) any natural evolutions or new versions that are based substantially on such products or services set forth in Section 4.1(a)(i) and/or Section 4.1(a)(ii) above (subsections (i), (ii) and (iii) above, collectively, “CareDx Existing Products”), or (b) if any of its distributors separately promote, recommend or sell products or services in the Licensed Field that use Non-Illumina Sequencing Instruments which, other than CareDx Existing Products, are not provided to such distributor by CareDx or its Affiliate, directly or indirectly.   For the avoidance of doubt and notwithstanding anything else in this Agreement or otherwise, the use of Allosure and Allomap, and any improvements, enhancements, modifications, updates or upgrades of, or future equivalents to Allosure or Allomap, will not be, and will not be deemed to be part of, the Licensed Field.

4.2Illumina Restriction.

(a)[...***...], neither Illumina nor any of its Affiliates shall, nor shall they collaborate with a third party to manufacture, develop, promote, launch or commercialize a product or service that Illumina knows is or will be promoted, designed, and intended specifically for use in subpart [...***...] or subpart [...***...] of the Licensed Field (“Illumina Product Restriction”).  For the avoidance of doubt, the Illumina Product Restriction will not apply to the extent that [...***...].

(b)Without limiting Section 4.2(a) or any exclusivity associated with the license grants in Section 2, nothing in this Agreement shall obligate Illumina or its Affiliates to (i) [...***...], or (ii) [...***...].

(c)If the exclusive licenses granted in this Agreement [...***...] with respect to a Licensed Product, [...***...].

(d)Upon the earlier of: (i) [...***...] and (ii) [...***...], develop, manufacture, promote, recommend, Sell or commercialize a product or service that otherwise would have been prohibited under Section 4.2(a); provided that [...***...]. Upon [...***...] will, in each of the foregoing cases, [...***...]. In the event that [...***...] for use in subpart [...***...] or subpart [...***...] of the

(a)

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Licensed Field in a [...***...] that uses Non-Illumina Sequencing Instruments, or CareDx does so itself, then Illumina shall have the right [...***...].

5.USE AND RE-SALE OF ILLUMINA PRODUCTS

5.1Supply and Use of Illumina HLA Existing Products.  CareDx will purchase, and Illumina will Sell, Illumina HLA Existing Products in accordance with the pricing and the terms and conditions set forth in Exhibit B.  Illumina HLA Existing Products shall only be used in the Licensed Field, with an Illumina Sequencing Instrument, and in accordance with their Documentation.  All terms and conditions apply whether CareDx is purchasing such products for its own use or for re-Sale.  Illumina may, in its sole discretion, stop supply to CareDx of all Illumina HLA Existing Products on or after December 31, [...***...] (“Supply Expiration Date”); provided that Illumina will provide written notice of the same to CareDx more than six (6) months from the Supply Expiration Date.  CareDx may place one last-time-buy order for the Illumina HLA Existing Products, for an amount of Illumina HLA Existing Products not to exceed [...***...]% of its most recent forecast provided to Illumina under this Agreement for the period between the last-time-buy order and the Supply Expiration Date, at least six (6) months prior to the Supply Expiration Date.  Illumina will supply the Illumina HLA Existing Products under the last-time-buy order by the delivery date set forth in such last-time-buy-order; provided that such delivery date is at or longer than  Lead Time. To the extent that Illumina believes that such shipment may be delayed then, without limiting CareDx’s other rights or remedies, the Parties will discuss a revised shipping schedule for Illumina HLA Existing Products under the last-time-buy order in good faith.

5.2Appointment of CareDx to Re-Sell Illumina HLA Existing Products.  Subject to the terms and conditions of this Agreement, including but not limited to this Section 5.2 and Exhibit C, Illumina hereby appoints CareDx as its exclusive (even as to Illumina and its Affiliates) distributor for the re-Sale of Illumina HLA Existing Products during the Term for use in the Licensed Field only, subject to the following:

(a)Such exclusivity shall commence on June 1, 2018, prior to which time the appointment shall be non-exclusive; provided that during such period Illumina will not, directly or indirectly, accept any new orders to Sell any of the Illumina HLA Existing Products to any distributors or similar third parties, and that both before and after the commencement of exclusivity, current distributors will be allowed to sell HLA Existing Products that are in inventory or have shipped to the distributor at the time of the Effective Date;

(b)The terms for transitioning Illumina’s existing obligations for sales and support of Illumina HLA Existing Products are set forth in Exhibit F; and

(c)Notwithstanding the foregoing or otherwise, Illumina shall still have sole responsibility for the [...***...] customer account, and shall directly sell the Illumina HLA Existing Products to [...***...], in each case, until [...***...].

5.3Supply and Use of Illumina [...***...] Reagents.  CareDx will purchase, and Illumina will Sell, Illumina [...***...] Reagents in accordance with the pricing and the terms and conditions set forth in Exhibit B.  Illumina [...***...] Reagents shall only be used in the Licensed Field, with an Illumina Sequencing Instrument, and in accordance with their Documentation, and subject to the restrictions set forth in Section 5.4(a)-(c).  All terms and conditions apply whether CareDx is

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purchasing such Illumina [...***...] Reagents for its own use or for re-Sale.  Illumina shall use commercially reasonable efforts to first make commercial production Illumina [...***...] Reagents (for non-[...***...] use) available for purchase under this Agreement no later than [...***...].

5.4Appointment of CareDx to Re-Sell Illumina [...***...] Reagents.  Subject to the terms and conditions of this Agreement, including but not limited to this Section 5.4 and Exhibit C, Illumina hereby appoints CareDx as its non-exclusive distributor for the re-Sale of Illumina [...***...] Reagents during the Term for use in the Licensed Field only, subject to the following additional restrictions on CareDx and any third parties that are re-Selling or using Illumina [...***...] Reagents purchased under this Agreement:

(a)Illumina [...***...] Reagents shall only be re-Sold and used as a component of a Licensed Product that provides [...***...];

(b)The configuration of Illumina [...***...] Reagents received from Illumina shall not be broken-up or diluted for use or re-Sale (e.g., a group of Illumina [...***...] Reagents intended for use with [...***...] samples may not be split up into kits for use with [...***...] samples, and may not be diluted for use with a kit for use with [...***...] samples); and

(c)Illumina [...***...] Reagents sold to CareDx for use in preparing libraries for up to [...***...] samples (with [...***...]) may only be used and re-Sold for [...***...].

Illumina agrees to consider in good faith any written proposals made by CareDx to modify the above restrictions in subsections (a) – (c) of this Section 5.4 to enable a bona fide opportunity for re-Sale of such products to a third party for use as [...***...] for [...***...].

5.5Use of Subdistributors and Agents.  CareDx may, with Illumina’s prior written consent, appoint a distributor, agent, or other third party to promote or re-Sell Supplied Products.  To the extent Illumina approves of a third party authorized by CareDx to re-Sell Supplied Products as its agent or otherwise on CareDx’s behalf , CareDx shall ensure that such third party enters into a written agreement with CareDx that binds such third party to terms that are at least as protective of Illumina as those under this Agreement, including without limitation terms relating to Illumina Intellectual Property, Illumina Confidential Information, anti-bribery, anti-corruption, and ethics. Illumina has the right to receive, upon written request, a copy of any written agreement entered into by CareDx with any such third party relating to Supplied Products in order to verify that the terms and conditions of any agreement comply with this Section 5.5.  In all cases and at all times CareDx shall remain fully liable for performance, acts, and omissions of any third parties re-Selling the Supplied Products as its agent or otherwise on its behalf. Without limiting the foregoing, the aforementioned written agreement must include a prohibition on the third party registering any Supplied Products in any jurisdiction. For the avoidance of doubt, any other third party that receives a Supplied Product from CareDx (directly or indirectly), including any distributor or third party that is an end provider or supplier to customers of the Supplied Products that are not acting on CareDx’s behalf or as its agent, will be, and will be deemed to be, CareDx’s customer and be subject to the [...***...]. In the event that: (a) CareDx becomes aware of any distributor, agent, or third party re-Seller: (i) re-Selling the Supplied Products [...***...], (ii) using the Supplied Products with

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a [...***...] that does not [...***...] in the Licensed Field, or (iii) using the Supplied Products [...***...], or (b) Illumina sends CareDx written notice of the same, CareDx shall promptly send a written notice to the applicable distributor or third party requesting that such distributor or third party ceases such activity. In the event that such distributor or third party does not cease such activity within thirty (30) days or such other reasonable period of time as may be set forth in any written agreement between CareDx and such distributor or third party, the Parties will promptly meet to discuss a resolution in good faith, which may include CareDx’s enforcement of any one or more of its rights or remedies that may be available to it under any such written agreement for the benefit of Illumina.

5.6Service and Support.  Absent any express language in the Transition Services Agreement, Illumina’s warranty-related obligations to CareDx for Supplied Products shall be as set forth in Exhibit B.  CareDx will be solely responsible for service and support of Supplied Products that it re-Sells.  Illumina and CareDx will enter into a Transition Services Agreement containing the services set forth in Exhibit E, without any additions or expansions, as promptly as possible after the Effective Date, but no later than 10 days after the Effective Date (or such longer period of time as may otherwise be agreed upon by the Parties).

5.7Discontinuation/Changes to Illumina [...***...] Reagents.  Supplied Products will not be manufactured in their current configurations indefinitely as a result of product life cycle or other business considerations.  A given Supplied Product may be phased out of production and no longer available and/or there may be a new, reconfigured, or repackaged version of a Supplied Product that embodies a Material Change (such discontinued or Materially Changed Supplied Product is referred to as a “Discontinued Product”).  Any product or combination of products that is intended by Illumina to replace such Discontinued Product shall be referred to as a “Substitute Product”; provided that: (i) in no event will there be a [...***...] and (ii) in addition to and without limiting the generality of its obligations under this Agreement, Illumina will [...***...].  Illumina will [...***...] at least [...***...] and will [...***...]. Subject to the foregoing, in some instances a Substitute Product may [...***...].  In other instances the Substitute Product may [...***...].  Upon receipt of the [...***...], and at any time prior to or on the [...***...], CareDx may [...***...] for the period between the [...***...] and the [...***...] but otherwise in accordance with [...***...]. In the case of a Discontinued Product that will have [...***...], Illumina will [...***...].  In the case of a Discontinued Product that will have [...***...], Illumina will [...***...].  Once a Discontinued Product is no longer available for purchase [...***...], Illumina will [...***...] and either of the following will occur: (i) [...***...]

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or (ii) [...***...].  The price for a Substitute Product will be [...***...].  Use of Substitute Products shall be subject to the terms and conditions of this Agreement.

5.8Branding.

(a)Branding for Supplied Products shall be performed by Illumina.  Branding for products or services containing Supplied Products that are re-Sold by CareDx shall be governed by Exhibit C, Section 3 (Labeling).

(b)CareDx shall market, promote and Sell the Licensed Products under one or more trademarks selected by CareDx (the “CareDx Marks”) either alone or, if requested by Illumina in combination with the Illumina logo and branding for Licensed Products that include Illumina [...***...] Reagents.  The CareDx Marks shall be owned solely and exclusively by CareDx.  Illumina shall have no rights to use the CareDx Marks.  Any use of the CareDx Marks and all associated goodwill will inure solely to the benefit of CareDx.  If Illumina requests the inclusion of Illumina’s logo or branding, the Parties will discuss in good faith the manner in which it will be incorporated, including but not limited to compliance with Illumina’s branding guidelines, Illumina’s right to approve prior to each use, and execution of a personal, limited, non-exclusive, royalty-free, and non-transferable trademark license.

5.9Illumina HLA Existing Product Software.  CareDx shall, [...***...], provide to its customers [...***...] approximately every [...***...] months (including an [...***...] in [...***...]).

5.10Illumina Sequencing Instruments. Illumina shall sell Illumina Sequencing Instruments and related sequencing consumables, in its reasonable discretion, separately to CareDx's customers in accordance with Illumina’s standard practices for such products.

6.MEETINGS

6.1Information Sharing Meetings.  Each Party shall designate one representative as the relationship managers for this Agreement.  The representatives shall be the primary points of contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate all such activities hereunder. Each Party’s representative will meet quarterly or as otherwise mutually agreed upon by the Parties to discuss each Party’s activities under this Agreement.  Attendance at such meetings may be in person or by telephone although the Parties shall meet in person at least once a year.  The location of such meetings shall alternate between locations designated by Illumina and locations designated by CareDx.  At each meeting the Parties will discuss the following topics at the request of the other Party:

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(a)Updates on CareDx’s marketing and commercialization efforts for Licensed Products;

(b)Updates on CareDx’s development efforts for Licensed Products;

(c)Updated list of individuals that possess Trade Secret Information or any third parties to whom Confidential Information was disclosed;

(d)Updates on CareDx’s progress for internalizing functions governed by the Transition Services Agreement, if applicable;

(e)Written notice of any Improvements that are intended for commercial launch or to be patented (all or any material portion of such Improvement);

(f)Ongoing and future market trends and developments in the Licensed Field.

6.2Good Faith Discussions. In addition to and not in lieu or limitation of Section 3.3 and otherwise the Agreement, in the event that there are any additional [...***...] that CareDx would like to add non-exclusively to the Licensed Field then the Parties will discuss in good faith, at the request of either Party, including during any information sharing meetings whether or not to add any additional [...***...], as applicable, to the Licensed Field.

6.3Minutes.  The representatives from the Parties shall designate one person to be responsible for preparing and circulating minutes of each meeting, setting forth an overview of the discussions at the meeting and a list of any actions, decisions or determinations made at such meeting.

7.OWNERSHIP; PROSECUTION; AND ENFORCEMENT OF LICENSED IP

7.1Ownership of License IP.  As between Illumina and CareDx, Illumina and its licensors own all rights, title, and interest in and to all Licensed IP.  CareDx will not represent that it has any ownership interest in or to any Licensed IP.

7.2Prosecution and Enforcement.  Illumina retains the sole right to file, prosecute, maintain, defend, and enforce, in its sole discretion, the Licensed IP; provided that for Licensed Field Specific Patents and any Licensed Field Copyrights to the extent exclusively licensed to CareDx (“Exclusive IP”):

(a)If CareDx provides Illumina with written notice (including a detailed description) of [...***...] and Illumina does not [...***...], then CareDx shall [...***...] and, in such a case, Illumina will [...***...], and, to the extent necessary [...***...].  If CareDx [...***...], it shall not [settle such lawsuit in any manner that could be detrimental to Illumina’s rights in Licensed IP or Illumina’s ability to enforce Licensed IP].  Illumina shall have the right to [...***...].  Any [...***...] from any such [...***...] in the Licensed Field, including from [...***...].

(b)If Illumina elects to: (i) abandon on-going prosecution of a patent application or (ii) stop maintenance of a patent, in each case, that is part of the Licensed Field Specific Patents, it shall

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notify CareDx in a reasonable timeframe and CareDx shall have the option to elect to continue prosecution of such patent application or maintenance of such patent, in each case, [...***...]; provided that Illumina shall agree to assign to CareDx, if CareDx so desires, any such patent application and patent that Illumina desires to abandon or no longer wants to maintain, as applicable. Effective as of the effective date of the assignment, such patent application and patent, as applicable, shall no longer be a Licensed Patent and CareDx shall not have any further royalty or other payment obligation to Illumina for such patent application or patent.

8.TECHNOLOGY TRANSFER

8.1Knowledge Transfer.  The Parties have agreed on a knowledge transfer for Licensed Know-How relating to the Illumina HLA v3 [...***...], Illumina HLA v3 Software, Illumina Chimerism Formulations, and Illumina Chimerism Software, the details of which are expressly set forth in Exhibit D (“Knowledge Transfer”).  The Parties shall use commercially reasonable efforts to complete the Knowledge Transfer no later than two (2) months after the Effective Date.  The Parties acknowledge that Illumina is not required to provide anything that is not in its possession or control or which cannot be accessed, identified, and/or located using commercially reasonable efforts, and is not required to provide additional manufacturing, new materials, or quality control or other processes beyond what exists as of the Effective Date. Notwithstanding the foregoing, and subject to Illumina’s using commercially reasonable efforts to complete the Knowledge Transfer in accordance with this Section 8.1,if at any time prior to the [...***...] of the Effective Date CareDx identifies any documents, data, information or materials that are within the Licensed IP and either (a) reasonably necessary for CareDx to exercise its rights or perform its obligations under this Agreement or (b) used by Illumina or any of its Affiliates prior to the Effective Date to exercise their rights in and to the Licensed IP for the library preparation phase (including, for the avoidance of doubt, Know-How relating to the [...***...] licensed under this Agreement) or [...***...] in the Licensed Field or (c) in the case of Illumina HLA v3 [...***...], prior versions of such [...***...] that were used by Illumina or any of its Affiliates prior to the Effective Date for the Licensed Field but were not, in any of the foregoing cases,  previously delivered to CareDx, then in such a case, CareDx shall identify such documents, data, information or materials to Illumina and the Parties will discuss in good faith as to whether or not such documents, data, information, or materials should have been included in the Knowledge Transfer.  If the Parties in good faith determine that inclusion is appropriate, Illumina will provide CareDx in a reasonable timeframe with such documents, data, information or materials that are in its possession or control or that Illumina can access and/or locate using commercially reasonable efforts.

8.2Third Party Components.  CareDx acknowledges that certain components of the Illumina technology described in Section 8.1 are sourced by Illumina from third parties as listed on Exhibit G attached hereto and incorporated herein (“Third Party Knowledge Transfer Components”).  CareDx acknowledges that Illumina will be limited in its ability to provide certain materials and information in the Knowledge Transfer relating to the Third Party Knowledge Transfer Components, and CareDx must negotiate its own supply and rights to obtain any necessary information relating to Third Party Knowledge Transfer Components and to obtain Third Party Knowledge Transfer Components themselves.  No Intellectual Property rights, information, or materials relating to Third Party Knowledge Transfer Components are included in the licenses granted in Section 2.1.

9.PAYMENTS; MINIMUM PURCHASE OBLIGATIONS

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9.1Upfront Fee.  No later than 10 days after the Effective Date, CareDx shall pay to Illumina a one-time, non-refundable fee in the amount of $5,000,000.

9.2Minimum Purchase Obligation.  CareDx shall purchase at least the following amounts of Supplied Products for each Contract Year listed in the table below, subject to the following:

(a)Royalties paid under Section 9.3 in a Contract Year shall count towards the minimum amounts required in the table below for such Contract Year;

(b)If in a Contract Year, CareDx exceeds the minimum amount set forth below for such Contract Year, the amount in excess shall be counted towards future Contract Years until it is exhausted; and

(c)If CareDx fails to meet the minimum amount set forth below in a Contract Year, it shall have until [...***...] after the expiration of the applicable Contract Year to remedy such shortfall (in addition to the minimum amount set forth for the following Contract Year).

(d)The minimum purchase obligations under this Section may terminate earlier pursuant to Section 4.2(c) above.

(e)Illumina may, in its sole discretion any time after the third anniversary of the Effective Date, terminate the minimum purchase obligations under this Section by providing written notice to CareDx.

Contract Year	Minimum Amount
1	$[...***...]
2	$[...***...]
3	$[...***...]
4	$[...***...]
5	$[...***...]

9.3Royalties.  CareDx shall pay Illumina the following earned royalties during the Term:

(a)[...***...]% on [Net Sales of Non-Chimerism Royalty Products minus ($[...***...] * quantity of Non-Chimerism Royalty Products included in such Net Sales calculation)]; and

(b)[...***...]% on Net Sales of Chimerism Royalty Products.

Earned royalties are not owed for Sales of Illumina HLA Existing Products.  If this Agreement is still in effect at the time of expiration of the last-to-expire Licensed Patent, and if applicable law requires decreased royalty rates due to such expiration, then the Parties will negotiate such new rates in good faith.

9.4Payments and Reports.  CareDx will pay the amounts due under Section 9.2 and concurrently submit a written royalty report to Illumina within 30 days after the end of each 3 month period of the Contract Year.  This report will state the quantity, description and aggregate Net Sales of each Licensed Product on a country-by country basis during the completed 3 month period, along with

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any applicable deductions applied in deriving the Net Sales amount.  Royalty reports are to be sent to:  Director, Accounting at the address as given in Section 14.7.  Royalty payments shall be made by wire transfer as directed by Illumina in writing.  If no royalty-bearing Sales are made during the applicable period, a report shall still be sent in accordance with this Section 9.4 stating that no Sales were made.

9.5Audit Rights.  CareDx agrees to, and will cause its Affiliates to, keep complete and accurate records of Sales and use (for Licensed Services) of Licensed Products in sufficient detail to enable evaluation of CareDx’s compliance with this Agreement and to enable the royalties due hereunder to be determined.  Such records shall be maintained for five years following the end of the calendar year to which they pertain.  Upon at least 30 days’ prior written notice from Illumina (unless such audit is “for cause,” in which case no more than 5 business days’ prior written notice is required), CareDx agrees to permit during CareDx’s regular business hours an independent certified public accountant, who is subject to written obligations of confidentiality at least as protective as those provided in this Agreement, to periodically examine, at Illumina’s expense and not more frequently than once every calendar year, books, ledgers and records for the sole purpose of verifying the payments made by CareDx pursuant to this Agreement.  If any amounts due to Illumina are ultimately determined to have been underpaid in an amount equal to or greater than [...***...]% of the total amount due during the period examined, then CareDx will pay the reasonable cost of the examination and the balance of the total amount due.  Any undisputed amount due a Party under this Section 9.5 shall be paid within 30 days after receipt of an invoice for same.

9.6Currency Conversion.  All payments made under this Agreement will be in U.S. Dollars.  If any amount applicable to a payment under this Agreement is initially received or invoiced or calculated in a currency other than U.S. Dollars, then the amount will first be determined in the applicable foreign currency and then converted into equivalent U.S. Dollars using the exchange rate quoted on www.oanda.com or its successor site, or another well recognized currency exchange rate service in the event that www.oanda.com or a successor site is no longer available.

9.7Interest.  If CareDx fails to make any royalty payment under this Agreement after the date such payment is due as set forth in this Agreement, then interest will accrue on such payment amount on a daily basis from the date such payment was originally due until such payment is paid in full to Illumina at a rate of 1.5% per month or, if lower, the maximum interest rate allowed by applicable law.  CareDx will pay such interest to Illumina when such payment is actually made.  CareDx’s obligation to pay interest on such late payments as set forth in this Section 9.7 will not be construed to limit or restrict Illumina’s right to any other rights or remedies which may be available to it, including any right Illumina may have to terminate this Agreement.

9.8Taxes.

(a)Each Party is and will be responsible for payment of all taxes, duties, levies, fees, excises or tariffs (“Taxes”) that it is obligated to pay pursuant to applicable laws, and no Party is or will be responsible for, or incur any liability on account of, any Taxes payable by any other Party.

(b)If CareDx is required to withhold any Taxes from any payment made to Illumina or any of its Affiliates under this Agreement, CareDx will remit and provide Illumina with evidence that CareDx has remitted such Taxes to the relevant taxing authority and pay Illumina or the applicable Affiliate the remaining amount.  Each Party shall provide reasonable assistance and cooperation to the other Party to, as permitted by law, reduce the amount of any withholding taxes or enable the recovery of any value

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added tax or tax credit, or similar obligations resulting from payments made under this Agreement, including providing any tax forms requested by the other Party; provided that neither Party shall have any obligation to provide assistance or cooperation that may reasonably expose it to any liability.

10.CONFIDENTIAL INFORMATION

10.1Disclosure and Use Restriction.

(a)Except to the extent expressly authorized in this Agreement for a Party to exercise its rights or perform its obligations or as otherwise agreed in writing by the Parties, a Party (“Receiving Party”) receiving, obtaining or otherwise having access to any Confidential Information of the other Party (“Disclosing Party”) will keep confidential and may not publish or otherwise disclose or transfer any of the Disclosing Party’s Confidential Information to any third party.  Licensed Know-How is the Confidential Information of Illumina.

(b)The Receiving Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that it and its Representatives do not make any unauthorized disclosures or use of the Disclosing Party’s Confidential Information.  The Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information.

(c)Each Party’s confidentiality and non-use obligations in this Agreement with respect to the Confidential Information of the other Party will continue throughout the Term and for 5 years thereafter.

10.2Authorized Disclosure.  The Receiving Party may disclose the Disclosing Party’s Confidential Information to the extent that such disclosure is:

(a)made in response to a valid order of a court of competent jurisdiction or other governmental authority; provided, however, that such Receiving Party will, to the extent permitted by applicable law, give written notice to the Disclosing Party within 5 business days after receipt of such order and give the Disclosing Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or governmental or regulatory body or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that if such disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order will be limited to that information which is legally required to be disclosed in response to such court or governmental order;

(b)otherwise required by applicable law, rule, or regulation (other than the laws, rules or regulations of the Securities and Exchange Commission or a nationally recognized stock exchange, which is governed by Section 10.5 below); provided, that the Disclosing Party will provide the Receiving Party with written notice of such disclosure at least 30 days in advance thereof to the extent practicable and permitted by applicable law, rule, or regulation and will reasonably consider any comments received from the Disclosing Party;

(c)made for purposes of defending or enforcing the Licensed IP in a litigation, legal proceeding, or administrative case; or

(d)made by the Receiving Party with the prior written consent of the Disclosing Party.

10.3Authorized Use.  The Receiving Party may use the Disclosing Party’s Confidential Information solely to the extent necessary for the Receiving Party to perform its obligations and exercise its express rights under this Agreement without obtaining the Disclosing Party’s prior written consent (except to the extent such Confidential Information constitutes Trade Secret Information of the Disclosing Party); provided that any affiliates, distributors or third parties who need to know such Confidential Information for the performance of the Receiving Party’s obligations or exercise of the Receiving Party’s express rights will, in each case, be bound by restrictions regarding disclosure and use of such Confidential Information.

10.4Trade Secret Information.  In addition to the protections afforded to Confidential Information in Section 10.1, each Party shall also abide by the following for the other Party’s Trade Secret Information:

(a)Trade Secret Information shall not be shared, without the prior written consent of the disclosing Party with any individuals that are not employees of the recipient Party;

(b)Each Party shall identify, in accordance with Section 6.1, the individuals that have access to the other Party’s Trade Secret Information; and

(c)Each Party will treat Trade Secret Information with the same degree of care with which it treats its own trade secrets, which shall be a higher degree of care than that afforded to other Confidential Information.

10.5Agreement; Publicity.  The Parties agree to keep the existence and terms of this Agreement confidential and not disclose such existence or terms except (i) with the other Party’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed, (ii) as may be required by law or rules or regulations of the Securities and Exchange Commission or a nationally recognized stock exchange (including the filing of a Current Report on Form 8-K with the Securities and Exchange Commission), (iii) to legal counsel, accountants , lenders and financial advisors, (iv) in connection with any action or claim to enforce its rights hereunder or in any related transaction, and (v) in connection with a financing or transaction in which all or substantially all of the other Party’s business, assets or equity is proposed to be sold, assigned or otherwise transferred.  Subject to Section 10.2 above, each Party must obtain the prior written consent of the other Party for all press releases or other public announcements relating to this Agreement; provided that notwithstanding the foregoing or otherwise, neither Party needs to obtain the prior written consent of the other Party if the Party is repeating a public announcement that is substantially similar to a public statement that the other Party previously approved and provided further that notwithstanding the foregoing or otherwise, neither Party needs to obtain the prior written consent of the other Party to the extent such press release or other public announcement is required by law or rules or regulations of the Securities and Exchange Commission or a nationally recognized stock exchange (including the filing of a Current Report on Form 8-K with the Securities and Exchange Commission).

10.6Post-Termination.  Following expiration or termination of this Agreement for any reason, upon the written request of the Disclosing Party, the Receiving Party will, at the Disclosing Party’s option, promptly (i) return all materials containing any of the Disclosing Party’s Confidential Information

to the Disclosing Party or (ii) destroy all materials containing any of the Disclosing Party’s Confidential Information and certify such destruction in writing to the Disclosing Party; provided that the Receiving Party will be authorized to retain one copy of the Disclosing Party’s Confidential Information in its Legal Department for the sole purpose of determining any continuing obligation of the Receiving Party with respect to the Disclosing Party’s Confidential Information.  Notwithstanding the foregoing, the Receiving Party will not be required to destroy or delete electronic copies (including emails) that have become embedded in its electronic storage systems through routine backup processes.  Any of the Disclosing Party’s Confidential Information so retained by the Receiving Party will continue to be subject to all of the confidentiality, non-use, and other terms of this Agreement.

11.REPRESENTATIONS AND WARRANTIES; WARRANTY DISCLAIMER

11.1Representations and Warranties.  Each Party represents and warrants that:

(a)it is duly organized, validly existing and in good standing under the laws of jurisdiction of domicile, and has all requisite power and authority to carry on its business as such business is now being conducted;

(b)this Agreement has been duly authorized, executed, and delivered by such Party and constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforceability may be limited by applicable law relating to bankruptcy, receivership, or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability;

(c)it has all necessary rights, powers, and authority to enter into this Agreement and to carry out its obligations hereunder; and

(d)It will comply with all applicable law and regulations in exercising its rights or performing its obligations under this Agreement, including all applicable trade, corruption, commercial bribery, anti-money laundering and anti-terrorism laws such as the U.S. Foreign Corrupt Practices Act.

11.2Illumina Representations and Warranties.  Illumina hereby represents and warrants to CareDx that (i) it (or its Affiliate) holds all right, and title to, or otherwise has the right to license or sublicense the Licensed IP; (ii) the grant of the licenses hereunder do not violate the terms of any agreement it has entered into with a third party relating to the Licensed IP; (iii) there are no written Claims or, to the best of its knowledge, other Claims pending related to the Supplied Products or use or Sale thereof; and (iv) throughout the Term, Illumina will maintain ownership of the Licensed Field Specific Patents and will not assign or abandon any such Licensed Field Specific Patents except as expressly permitted under Section 7.2(b) above.

11.3CareDx Representation and Warranty.  CareDx hereby represents and warrants to Illumina that (a) for any Licensed Product, CareDx shall have obtained all of the necessary rights directly from the suppliers of the Third Party Knowledge Transfer Components to conduct such activities as they relate to Third Party Knowledge Transfer Components prior to conducting such activities; and (b) for any open source software transferred in the Knowledge Transfer or used in a Licensed Product that are specified in any related documentation or identified by Illumina, in each case, as part of the Knowledge Transfer, CareDx shall not take any action or inaction that would obligate Illumina or affect any of Illumina’s assets or rights.

11.4WARRANTY DISCLAIMER.  THE EXPRESS WARRANTIES IN THIS SECTION 11 AND IN THE OTHER PROVISIONS OF THIS AGREEMENT ARE THE PARTIES’ EXCLUSIVE WARRANTIES WITH RESPECT TO THIS AGREEMENT AND, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY DISCLAIMS ALL OTHER EXPRESS OR IMPLIED WARRANTIES (INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT OF THIRD PARTY RIGHTS except as expressly provided otherwise in this Agreement, AND FITNESS FOR A PARTICULAR PURPOSE).

12.ALLOCATION OF RISKS

12.1CareDx’s Indemnification Obligation.  CareDx will defend, indemnify, and hold Illumina, each of its Affiliates, and Illumina’s and each of its Affiliates’ respective Representatives harmless from and against any and all suits, claims, proceedings, and causes of action, in each of the foregoing cases, brought by any third party (“Claim(s)”), and all damages, liabilities, expenses, and losses, including reasonable legal expenses and reasonable attorneys’ fees, arising out of or resulting from such Claims (“Losses”), arising out of or resulting from: (i) CareDx’s gross negligence, willful misconduct, or failure to comply with any applicable law, in each case in connection with its performance under this Agreement; (ii) CareDx’s breach of this Agreement (including any representation or warranty of CareDx set forth in this Agreement); or (iii) the manufacture, use, offer for Sale, Sale, commercialization, or other exploitation of any of the Licensed Products by or on behalf of CareDx, its Affiliates, or its agents or distributors; in each case (i), (ii) and (iii), except to the extent arising out of or resulting from (x) the conduct of Illumina or its Affiliates described in Section 12.2 or (y) any Claim that Licensed IP as and in the form delivered to CareDx infringes, misappropriates or otherwise violates the Intellectual Property or proprietary rights of a third party (other than infringement of any patent to the extent that such Licensed IP was not previously commercialized or otherwise exploited in a commercially available product or service by or for Illumina prior to the Effective Date).

12.2Illumina’s Indemnification Obligations.  Illumina will defend, indemnify, and hold CareDx, its Affiliates and CareDx’s and its Affiliates’ respective Representatives harmless from and against any and all Claims and Losses arising out of or resulting from: (i) Illumina’s or its Affiliate’s gross negligence, willful misconduct, or failure to comply with applicable law, in each case in connection with its performance under this Agreement; (ii) Illumina’s breach of this Agreement (including any representation or warranty set forth in this Agreement); (iii) any Claim that the Licensed IP as and in the form delivered to CareDx infringes, violates, or misappropriates the Intellectual Property or proprietary rights of any third party (other than infringement of a third party’s patent right to the extent that such Licensed IP was not previously commercialized or otherwise exploited in a commercially available product or service by or for Illumina prior to the Effective Date); (iv) product liability, personal injury or other tort arising from Illumina’s supply of the Supplied Products or the negligence of Illumina, its Affiliates, their respective Representatives or any other party for whom Illumina is responsible; or (v) any Claim that the Supplied Products infringe, misappropriate or otherwise violate the Intellectual Property rights of a third party where, for Illumina [...***...] Products only, such claim is not brought specifically for the Licensed Field, except that Illumina will not have any indemnity obligation with respect to (w) any modifications made to a Supplied Product by CareDx or a third party not in accordance with the Documentation or specifications for such Supplied Products if such Supplied Product would not be infringing but for such modification, (x) combination of Supplied Products with other products that are not Supplied Products and not in accordance with the Documentation or specifications for such Supplied Products if such Supplied Product would not be infringing but for such combination; (y) use of the Supplied Products by CareDx or a third party not in accordance with the Documentation or specifications for such Supplied Products or such use that is not part of the normal or

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intended use of such Supplied Products, or (z) Claims arising out of or resulting from conduct of CareDx or its Affiliate described in Section 12.1.

12.3THE FOREGOING CONSTITUTES THE SOLE INDEMNIFICATION OBLIGATIONS OF EACH PARTY AND THEIR AFFILIATES IN CONNECTION WITH THIS AGREEMENT.

12.4Indemnification Procedures.  Each Party’s obligations under Section 12.1 and Section 12.2 are conditioned on the Party seeking indemnification: (i) giving the indemnifying Party reasonably prompt written notice of the Claim; provided, however, that failure to provide such notice will not relieve the indemnifying Party from its liability or obligations under this Section 12, except to the extent of any material prejudice as a direct result of such failure; (ii) reasonably cooperating with the indemnifying Party, at the indemnifying Party’s expense, in connection with the defense and settlement of the Claim, including using commercially reasonable efforts to provide accurate and complete information requested by the indemnifying Party; and (iii) permitting the indemnifying Party to solely control the defense and settlement of the Claim; provided, however, that the indemnifying Party may not settle the Claim, enter into or otherwise consent to an adverse judgment or order, or make any admission as to liability or fault that would adversely affect the indemnified Party, without the indemnified Party’s prior written consent, which will not be unreasonably withheld or delayed.  Further, the indemnified Party will have the right to participate (but not control) and be represented in any legal proceeding by counsel of its selection at its own cost.

12.5Insurance.  Each Party will obtain and maintain insurance coverage as follows: a policy for commercial general liability and insurance (including product liability insurance) in the amount of no less than $[...***...] per occurrence to protect the other Party’s indemnitees under the indemnification provided under this Agreement.  Upon a Party’s request, the other Party will provide appropriate certificates of insurance.  The Parties will maintain such insurance at all times during the Term.

13.TERM AND TERMINATION

13.1Term.  This Agreement will commence on the Effective Date and, unless terminated earlier in accordance with this Agreement, will continue in full force and effect.  The period from the Effective Date to the date this Agreement terminates or expires is the “Term.”

13.2Termination.  In addition to and without limiting any other rights of termination expressly provided in this Agreement or under applicable law, this Agreement may be terminated as follows:

(a)Breach of Provision.  If a Party materially breaches any provision of this Agreement and fails to cure such breach within 30 days after receiving written notice of such breach from the other Party, the non-breaching Party may terminate this Agreement with immediate effect by providing written notice of termination to the breaching Party.  If a material breach is not reasonably capable of being cured within such 30 day period, and the breaching Party is taking reasonable steps to cure such breach, the non-breaching Party will provide a commercially reasonable extension of the cure period, not to exceed 30 additional days. For the avoidance of doubt, CareDx will not be deemed to have breached its obligations under Sections 2.4 and 9.2 of this Agreement to the extent that such failure is caused by Illumina’s failure to: (i) complete the Knowledge Transfer in accordance with Section 8.1, (ii) supply the Supplied Products on the timing specified in this Agreement or (iii) provide a Substitute Product to replace any Discontinued Product that both passes CareDx’s reasonable validation tests (that

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are no more stringent than those used to validate the Discontinued Product) and is not at a higher cost to CareDx on a per sample basis pursuant to Section 5.7.

(b)Bankruptcy and Insolvency.  A Party may terminate this Agreement, effective immediately upon written notice, if the other Party becomes the subject of a voluntary or involuntary petition in bankruptcy, for winding up of that Party, or any proceeding relating to insolvency, receivership, administrative receivership, administration liquidation, or similar proceeding that is not dismissed or set aside within 60 days.

(c)Failure to Satisfy Minimum Purchase Obligation.  Illumina may terminate this Agreement upon written notice to CareDx if CareDx fails to satisfy any of its minimum purchase obligations in Section 9.2 except to the extent that such a failure arises from: (i) Illumina’s failure to: (x) complete the Knowledge Transfer in accordance with Section 8.1, (y) supply the Supplied Products on the timing specified in this Agreement or (z) provide a Substitute Product to replace any Discontinued Product that both passes CareDx’s reasonable validation tests (that are no more stringent than those used to validate the Discontinued Product) and is not at a higher cost to CareDx on a per sample basis pursuant to Section 5.7 or (ii) CareDx’s minimum purchase obligations are otherwise excused, suspended or extended under this Agreement, including under Sections 4.2(c), 5.7 or 9.2 of this Agreement and/or Section 3 of Exhibit F.

(d)Failure by Assignee.  If this Agreement is assigned or otherwise transferred by a party other than Illumina under Section 14.5(a), and such assignee or transferee fails to satisfy the conditions set forth in Section 14.5(a), then Illumina may terminate this Agreement by providing written notice.

13.3Effect of Termination; Survival.

(a)The following provisions will survive any termination or expiration of this Agreement: Sections 1, 5.8(b) (but only with respect to the second, third and fourth sentences), 7.1, 9.5, 9.6, 9.7, 9.8, 10, 11, 12.1, 12.2, 12.3, 12.4, 13.3, 13.4, 13.5, 14, and Section (h) of Exhibit B.  For clarity, upon any termination or expiration of this Agreement, all licenses and rights granted by Illumina to CareDx will immediately terminate and revert back to Illumina, except with respect to CareDx’s sell-off right set forth in Section 13.3(b).

(b)Upon termination or expiration of this Agreement, CareDx shall have the right to sell off any Licensed Products and Illumina HLA Existing Products that have been manufactured or are in the process of being manufactured at the time of termination or expiration and to perform any Licensed Services for which it has accepted purchase orders prior to the effective date of termination or expiration, provided that, such sales and services are made in the normal course consistent with CareDx’s past practice and CareDx continues to comply with all of the provisions of this Agreement governing its manufacture, use, and Sale of Licensed Products and Illumina HLA Existing Products (including its payment, reporting and audit obligations under Section 9).

(c)Termination or expiration of this Agreement will not (i) relieve either Party of any liability or obligation that accrued under this Agreement prior to the effective date of such termination or expiration (including any payment obligations) or (ii) preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law, or in equity with respect to any breach of this Agreement.

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13.4NO DAMAGES FOR TERMINATION OR EXPIRATION.  NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY DAMAGES OF ANY KIND (INCLUDING DAMAGES ON ACCOUNT OF PRESENT OR PROSPECTIVE PROFITS, OR ON ACCOUNT OF EXPENDITURES, INVESTMENTS OR COMMITMENTS MADE IN CONNECTION WITH THIS AGREEMENT, OR IN CONNECTION WITH THE DEVELOPMENT OR MAINTENANCE OF THE BUSINESS OR GOODWILL OF THE OTHER PARTY) BY REASON OF EXPIRATION OF THIS AGREEMENT OR PROPER EXERCISE OF ITS RIGHT TO TERMINATE THIS AGREEMENT IN ACCORDANCE WITH THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT, AND EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO RECEIVE ANY SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING HEREIN SHALL PROHIBIT EITHER PARTY FROM COLLECTING DAMAGES RESULTING FROM A PARTY’S FRAUDULENT OR FAILED ATTEMPT TO TERMINATE THIS AGREEMENT AS DETERMINED BY A COURT OF COMPETENT JURISDICTION.

13.5LIMITATION OF LIABILITY.  EXCEPT FOR (1) A BREACH OF SECTION 10, (2) CLAIMS OF A THIRD PARTY THAT ARE SUBJECT TO INDEMNIFICATION UNDER SECTION 12, OR (3) IN THE CASE OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY, NEITHER PARTY, NOR ANY OF THEIR RESPECTIVE AFFILIATES, WILL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OR LOST PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY) OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSSes OR DAMAGES.

14.GENERAL

14.1Dispute Resolution; Governing Law; Jurisdiction.  Either Party shall have the right to refer any dispute between the Parties in writing to a senior executive officer of each Party, and such senior executive officers shall attempt in good faith to resolve such dispute.  If the Parties are unable to resolve a given dispute within 30 days after referring such dispute to the senior executive officers, either Party may have the given dispute settled in court pursuant to this Section 14.1.  This Agreement and any dispute or claim arising out of, in connection with or related to this Agreement or its subject matter or formation will be governed and construed in accordance with the laws of the State of California, without regard to provisions on the conflicts of laws. Any legal action to resolve any dispute under this Agreement will take place in Los Angeles, California, and the Parties expressly waive any objections to such venue. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

14.2Injunctive Relief; Cumulative Remedies. Each Party acknowledges that its breach of Section 10 or any actual or potential infringement or misappropriation of the other Party’s Intellectual Property rights may cause irreparable injury to the other Party for which monetary damages would not be an adequate remedy, and the other Party will therefore be entitled to seek injunctive relief (including specific performance) with respect to any breach or threatened breach without posting a bond or other security as a condition for obtaining any such relief.  The rights and remedies provided to each Party in this Agreement are cumulative and in addition to any other rights and remedies available to each Party under this Agreement, at law or in equity.

14.3Affiliates; Rights of Third Parties.  Illumina may delegate or subcontract any or all of its rights and obligations under this Agreement to one or more of its Affiliates; provided that Illumina shall remain fully responsible and liable for any act or omission on the part of its Affiliates (relating to their performance for Illumina under this Agreement).  Illumina invoices and other documentation may come from any Affiliate of Illumina, and CareDx will honor those just as if they came directly from Illumina.  Except to the extent expressly stated otherwise, this Agreement is personal to CareDx.  Except as expressly provided with respect to each Party’s indemnification obligations, there are no third party beneficiaries to this Agreement, and no term of this Agreement is enforceable by a Person who is not a Party to this Agreement. The Parties may rescind or terminate this Agreement or vary any of its terms in accordance with their rights under this Agreement and by applicable law, including in accordance with Section 14.9 below, but without the consent of any third party.

14.4Severability; No Waiver.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon a determination that any term or provision is invalid, illegal or unenforceable, the Parties will negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated by this Agreement be consummated as originally contemplated by the Parties to the greatest extent possible.  The failure or delay of either Party to exercise any right or remedy provided in this Agreement or to require any performance of any term of this Agreement may not be construed as a waiver, and no single or partial exercise of any right or remedy provided in this Agreement, or the waiver by either Party of any breach of this Agreement, will prevent a subsequent exercise or enforcement of, or be deemed a waiver of any subsequent breach of, the same or any other term of this Agreement.  No waiver of any right, condition, or breach of this Agreement will be effective unless in writing and signed by both Parties.

14.5Assignment.

(a)Neither Party may assign or otherwise transfer, or delegate any of its obligations under, this Agreement or any rights or obligations under this Agreement without the prior written consent of the other Party; provided that (i) Illumina may assign or otherwise transfer this Agreement without prior consent to an Affiliate which is capable of performing all of Illumina’s obligations hereunder (including the granting of rights to Licensed IP); provided that (x) Illumina will provide written notice to CareDx of the same, and (y) the assignee agrees in writing to be bound by the terms and conditions of this Agreement, and (ii) CareDx may assign or otherwise transfer this Agreement without prior consent to an acquirer of all or substantially all of CareDx’s [...***...]. For the avoidance of doubt, upon CareDx’s assignment of this Agreement [...***...], [...***...], Illumina may [...***...].

(b)Any purported assignment or other transfer of this Agreement (in whole or in part) in violation of this Section 14.5 will be null and void.

(c)Subject to this Section 14.5, this Agreement will be binding upon and inure to the benefit of each of the Parties and their permitted successors and assigns.

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14.6Export.  Notwithstanding anything to the contrary in this Agreement, each Party and its agents and distributors may not disclose, export or re-export, directly or indirectly, any Licensed Products, Supplied Products, embodiments of Licensed IP or any related software, technology or know-how relating to this Agreement to any country or party which is ineligible to receive such items under law (including regulations of the U.S. Department of Commerce and the U.S. Department of the Treasury).

14.7Notices.  All notices required or permitted under this Agreement will be in writing, in English, and will be deemed received only when: (i) delivered personally; or (ii) one day after deposit with a commercial express courier specifying next day delivery or, for international courier packages, two days after deposit with a commercial express courier specifying two-day delivery, with written verification of receipt.  All notices will be sent to the following or any other address designated by a Party using the procedures set forth in this Section 14.7:

If to Illumina: Illumina, Inc. 5200 Illumina Way San Diego, CA 92122 Attn: General Counsel With a copy to: Legalnotices@illumina.com

If to CareDx:

CareDx, Inc.

3260 Bayshore Blvd

Brisbane, CA 94005

Attn: Chief Executive Officer

With a copy to: Paul Hastings LLP

1117 California Avenue

Palo Alto, CA 94304

Attn: Jeff Hartlin and Matthew Berger

14.8Force Majeure. Neither Party will be in breach of this Agreement nor liable for any failure to perform or delay in the performance of this Agreement attributable in whole or in part to any cause beyond its reasonable control, including any change in applicable law or interpretation thereof (each an event of “Force Majeure”).  In the event of any such delay the delivery date for performance will be deferred for a period equal to the time lost by reason of the delay.  Notwithstanding anything in this Agreement to the contrary, neither Party’s payment obligations shall be affected by this provision except to the extent the Force Majeure affects financial institutions and, as a result, the financial institutions cannot complete the transaction necessary for the applicable Party to satisfy its payment obligations.

14.9Application of the Code.

(a)The Parties agree that all rights and licenses granted to CareDx under this Agreement are rights and licenses to "intellectual property" as defined in Section 101(35A) (or its successors) of Title 11 of the United States Bankruptcy Code or its successor (“Code”). CareDx will, during the Term of the Agreement, have the rights set forth in this Agreement with respect to the Licensed IP of Illumina, when and as such Licensed IP of Illumina is developed or created by or for Illumina. In addition and without limitation to the foregoing, Illumina acknowledges and agrees that CareDx, as a licensee of Illumina’s Intellectual Property under this Agreement, will have and may fully exercise all rights available to it under the Code, including under Section 365(n) of the Code. In the event Illumina files for protection under the Code and the trustee for Illumina rejects this Agreement and, pursuant to Section 365(n) of the Code, CareDx elects to retain its rights under this Agreement as described in Section 365(n)(1)(B) of the Code, not in lieu or limitation of any other rights or remedies available to CareDx, Illumina or the trustee for Illumina or its assets will, at CareDx's written request, deliver to CareDx any Licensed IP of Illumina licensed to CareDx under this Agreement that Illumina is obligated to deliver or transfer to CareDx pursuant to Section 8.1 but that has not yet been delivered or transferred to CareDx in accordance with Section 8.1.

(b)The Parties agree that all rights and licenses granted to Illumina under this Agreement are rights and licenses to “intellectual property” as defined in Section 101(35A) (or its successors) of the Code. Illumina will, during the Term of the Agreement, have the rights set forth in this Agreement with respect to the Improvements of CareDx, when and as such Improvements of CareDx are developed or created by or for CareDx. In addition and without limitation to the foregoing, CareDx acknowledges and agrees that Illumina, as a licensee of CareDx’s Intellectual Property under this Agreement, will have and may fully exercise all rights available to it under the Code, including under Section 365(n) of the Code. In the event CareDx files for protection under the Code and the trustee for CareDx rejects this Agreement and, pursuant to Section 365(n) of the Code, Illumina elects to retain its rights under this Agreement as described in Section 365(n)(1)(B) of the Code, not in lieu or limitation of any other rights or remedies available to Illumina, CareDx or the trustee for CareDx or its assets will, at Illumina’s written request, notify and provide to Illumina any Improvements of CareDx licensed to Illumina under this Agreement that CareDx is obligated to notify and provide to Illumina pursuant to Section 3.1 but that has not yet been provided to Illumina in accordance with Section 3.1.

14.10Entire Agreement; Amendment.  This Agreement and a related Transition Services Agreement entered into by the Parties after the Effective Date, together with the exhibits hereto and thereto, represent the entire agreement between the Parties regarding the subject matter hereof and supersede all prior discussions, communications, agreements, and understandings of any kind and nature between the Parties.  The Parties acknowledge and agree that by entering into this Agreement, they do not rely on any statement, representation, assurance or warranty of any Person other than as expressly set forth in this Agreement or the above-referenced Transition Services Agreement.  Each Party agrees that it will have no right or remedy (other than for breach of contract) in respect of any statement, representation, assurance or warranty (whether made negligently or innocently) other than as expressly set forth in this Agreement or the above-referenced Transition Services Agreement.  Nothing in this Section 14.10 will exclude or limit any liability for fraud.  No amendment to this Agreement will be effective unless in writing and signed by both Parties.

14.11Relationship of the Parties.  The Parties are independent contractors under this Agreement and nothing in this Agreement may be construed as creating a partnership, joint venture or agency relationship between the Parties, or as granting either Party the authority to bind or contract any obligation in the name of the other Party or to make any statements, representations, warranties or commitments on behalf of the other Party.

14.12Headings; Interpretation; Miscellaneous.  Sections, titles and headings in this Agreement are for convenience only and are not intended to affect the meaning or interpretation of this Agreement.  Whenever required by the context, the singular term includes the plural, the plural term includes the singular, and the gender of any pronoun includes all genders.  As used in this Agreement, except as the context may otherwise require, the words “include,” “includes,” “including,” and “such as” are deemed to be followed by “without limitation” or “but not limited to,” whether or not they are in fact followed by such words or words of like import, and “will” and “shall” are used synonymously.

Except as expressly stated, any reference to “days” will be to calendar days, and “business day” means all days other than Saturdays, Sundays, or a national or local holiday recognized in the United States, any reference to “calendar month” will be to the month and not a 30 day period, and any reference to a “quarter” will mean the relevant three month period based upon the Contract Year.  Whenever the last day for the exercise of any right or the discharge of any obligation hereunder falls on, or any notice is deemed to be given on, a Saturday, Sunday or national or local holiday recognized in the United States, the Party having such right or obligation will have until 5:00 pm PT on the next succeeding business day to exercise such right or to discharge such obligation or the Party giving notice will be deemed to have given notice on the next succeeding business day.  No usage of trade, course of performance, or other regular practice between the Parties may be used to interpret or alter the terms or conditions of this Agreement.  Unless otherwise expressly provided in this Agreement, any agreement, instrument or statute defined or referred to means such agreement, instrument or statute as from time to time amended, modified, or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement.

14.13Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, and all of which will constitute one and the same instrument.

14.14Costs. Except as expressly provided in this Agreement, each Party will pay its own costs incurred in connection with the negotiation, preparation, and execution of this Agreement and any documents referred to in this Agreement.

[SIGNATURE PAGE FOLLOWS.]

Signature Page to

license and commercialization Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

Illumina Illumina, Inc. By:/s/ Jonathan Seaton Name:Jonathan Seaton Title:SVP Corporate & Business Development Date:4 May 2018	CareDx CareDx, Inc. By:/s/ Peter Maag Name:Peter Maag Title:President & CEO Date:_ May 4, 2018

[Signature Page to License and Commercialization Agreement]

EXHIBIT A

LICENSED FIELD SPECIFIC PATENTS

[...***...]

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EXHIBIT B

Illumina HLA Existing Product Pricing

Catalogue Number	Description	Kit Size	Base Price (USD)*	Discount off Base Price	Standard Lead Time**
FC-142-1001	TruSight HLA Seq Panel (24 smp)	24 samples	$[...***...]	[...***...]%	[...***...]
20006995	TruSight HLA v1 Boxes 3 and 4	192 libraries	$[...***...]	[...***...]%
20010179	TruSight HLA-B Primers v2	96 samples	$[...***...]	[...***...]
20010190	TruSight HLA-DRB Primers v2	96 samples	$[...***...]	[...***...]
20000215	TruSight HLA v2 Seq Panel (24 samples)	24 samples	$[...***...]	[...***...]%
20005170	TruSight HLA v2 (24 samples Automated)	24 samples	$[...***...]	[...***...]%

Illumina [...***...] Reagent Pricing

[...***...] reagent kits for library preparation that can be used for preparation of up to [...***...] samples including [...***...] [...***...] (for which a part number will be provided prior to sale to CareDx when available):

Number of Such Products Purchased in Prior Calendar Year	Base Price per Product	Standard Lead Time**
1-625	$[...***...]	[...***...]
626-1,250	$[...***...]
1,251-1,875	$[...***...]
1,876-2,500	$[...***...]
≥ 2,501	$[...***...]

[...***...] reagent kits for library preparation in [...***...] only that can be used for preparation of up to [...***...] samples including [...***...] [...***...] (for which a part number will be provided prior to sale to CareDx when available):

Number of Such Products Purchased in Prior Calendar Year	Base Price per Product (USD)*	Standard Lead Time**
1-100	$[...***...]	[...***...]
101-250	$[...***...]
251-500	$[...***...]
501-1,000	$[...***...]
≥ 1,001	$[...***...]

*Price Adjustments for Supplied Products

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Illumina reserves all right to adjust base prices of Supplied Products in the usual course of its business, provided that the base prices (i.e., the price prior to application of any applicable discounts) under this Agreement shall: (a) not be adjusted more than once per calendar year and (b) (i) such annual adjustment shall not increase the base price by more than [...***...]% during any calendar year and shall not, in any event, be a higher percentage price increase than substantially all of Illumina’s other customers for the same Supplied Product.  Any adjusted base prices will be reflected in the quotation provided for sale of the products being purchased.

** Standard Lead Times listed in the table above assume that the order for Supplied Products materially complies with the terms and conditions of this Agreement and is within [...***...] of the applicable forecast.  If the order is outside of such range, the Lead Time may exceed those listed in the table above.

Development, Validation and Verification Kits. One time each quarter during the Term, CareDx may purchase Supplied Products that shall only be used for CareDx’s internal development, validation, and verification of Licensed Products.  Such Supplied Products will be sold to CareDx at a discount of [...***...]% off of the base price in this Agreement, and the quarterly purchase shall not exceed [...***...]% of the quantity of such Supplied Products forecasted (on a Supplied Product-by-Supplied Product basis) in accordance with Exhibit B for the applicable quarter.  The Parties acknowledge and agree that any Supplied Products purchased under this provision for development, validation or verification cannot be re-Sold without Illumina’s prior written approval.

Additional Terms and Conditions for Supplied Products

(a)Software.  All software, whether provided separately, installed on, or embedded in a Supplied Product, is licensed not sold.

(b)Forecasts.  CareDx shall, no later than the first day of each month during the Contract Year, provide Illumina with a non-binding forecast representing CareDx’s good faith estimate of the amount of Supplied Products that CareDx expects to purchase from Illumina on a monthly basis during the Contract Year.  The first two months of each such forecast shall represent a binding commitment by CareDx to purchase and Illumina to supply such amounts of Supplied Products in accordance with this Agreement.

(c)Purchase Orders.  CareDx, the United States entity, shall order Supplied Products from Illumina, the United States entity,  under this Agreement using written purchase orders.  Purchase orders shall state, at a minimum, the Illumina catalogue or part number, the Illumina-provided quote number (or other reference provided by Illumina), the quantity ordered, price, requested delivery date, and address for delivery.  All purchase orders shall be sent in writing to Illumina Customer Support and be placed with Illumina, the United States entity, and any payment for the shipment of Supplied Products ordered under such purchase orders shall be paid for in US Dollars to Illumina, the United States entity, pursuant to Section 9.6 of this Agreement and subsection (d) below.  Acceptance of a purchase order occurs when Illumina provides a written confirmation of acceptance to CareDx.  Acceptance of a purchase order will be deemed to have occurred absent a confirmation of acceptance or rejection delivered in writing from Illumina to CareDx within 10 business days of Illumina’s receipt of the purchase order. Illumina shall not reject, and shall timely fulfill, any purchase order that meets the following: (i) CareDx has not failed to cure a material breach of the terms and conditions of this Agreement after Illumina has provided written notice of such material breach to CareDx; provided that,

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solely for purposes of this Subsection (c): (x) there is no cure period for any material breach by CareDx of Sections 4.1 or 5.4 of the Agreement or Section 6 of Exhibit C with respect to violation of Anti-Corruption Laws and (y) for all other material breaches, such cure period will be 10 business days from CareDx’s receipt of such written notice (provided that the applicable Lead Time is tolled during such cure period) and (ii) the total monthly amount ordered by CareDx under such purchase order is within [...***...]%-[...***...]% of the forecasted amount of the relevant month in the most recent forecast in which the order is placed and the delivery date is at or outside of the applicable Lead Time.  All purchase orders are non-cancelable and may not be modified without the prior written consent of Illumina; provided that notwithstanding the foregoing, in the event that CareDx terminates this Agreement pursuant to Section 13.2 then CareDx may elect, at its option, to cancel one or more outstanding purchase orders without penalty or obligation to Illumina.

(d)Payment terms.  Illumina shall issue invoices upon shipment of Supplied Products to CareDx.  All payments of undisputed amounts by CareDx on such invoices are due within 30 days after the date of the invoice.  Any payment of an undisputed amount not paid when due may accrue interest at the rate of [...***...] per month, or the maximum amount allowed by law, if lower.  In the event that payment of any undisputed amounts that are due and payable is not made when due, CareDx may request that the Parties promptly meet to discuss and attempt in good faith to discuss the reasons for the lack of payment. Unless otherwise agreed to in writing by the Parties, within 14 days after the commencement of such discussions, Illumina shall have the right to take any action allowed in law and equity for such non-payment of undisputed amounts in addition to any rights under this Agreement, including without limitation, suspend shipment of the Supplied Products until all outstanding undisputed payments are made current.  Each purchase order is a separate, independent transaction under this Agreement, and neither Party has any right of set-off against or transfer to other purchase orders, payments or other transactions with the other.

(e)Taxes.  All prices and other amounts payable to Illumina hereunder are exclusive of and are payable without deduction for taxes, GST, VAT, customs duties, tariffs or charges now or hereafter claimed or imposed by any governmental authority upon the sale of the product, all of which will be either (i) added to the purchase price (with no mark-up) upon prior written notice to CareDx, which notice will include the itemized taxes and the corresponding increase in purchase price or (ii) subsequently itemized and invoiced to CareDx.  With respect to New Zealand customers only, CareDx and Illumina agree that subsection 8(4) Goods and Services Tax Act 1985 does not apply.

(f)Shipping; Risk of Loss.  Supplied Products shall only be shipped to CareDx’s U.S. location on the purchase order, unless otherwise agreed upon in writing by the Parties.  All shipments will be made under a usual and typical Incoterm (2010) that Illumina specifies (e.g., ExW or DAP), and CareDx is responsible for typical third party freight and insurance costs which will be added to the invoice and paid by CareDx.  To the extent the Parties agree to in writing to make any shipments to countries outside of the U.S., CareDx agrees to cover all costs associated with freight and insurance. In addition, if Illumina ships to any CareDx location in any country outside of the U.S. specified on the purchase order where there are import duties, import taxes, or any other importation or customs-related costs incurred, CareDx will be responsible to pay those expenses in full.

(g)Inspection; Rejection.  CareDx shall inspect all the Supplied Products for obvious physical damage upon receipt thereof, and shall note any such damage, including on a lot-by-lot basis based on samples from any such lot, on all accompanying shipping and other carrier documents, and CareDx shall notify Illumina of any such damage within 15 days of receipt by CareDx.  Any Supplied

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Product not rejected within the 15-day period shall be deemed accepted.  To reject a Supplied Product, CareDx shall notify Illumina in writing of its rejection and request a Returned Material Authorization (“RMA”), and shall comply with Illumina’s repair and return procedures as provided by Illumina to CareDx, as may be amended by Illumina for all (but a copy of which need only be distributed to all or substantially all) of its customers from time to time but will be commercially reasonable at all times.  Within 10 days of receipt of the RMA number, CareDx shall return to Illumina the rejected Supplied Product, freight prepaid, in its original shipping carton with the RMA number displayed on the outside of the carton. Illumina reserves the right to refuse to accept any rejected Supplied Products that do not bear an RMA number on the outside of the carton.  Upon receipt by Illumina of properly rejected Supplied Products, Illumina shall, at its option and expense, either repair or replace the returned Supplied Products as promptly as possible given the applicable Lead Times.  Shipment of such repaired or replacement Products to CareDx shall be at Illumina’s expense.  For the avoidance of doubt, non-compliance with Illumina’s repair and return procedures will not limit, modify, or condition, or act as a waiver of, Illumina’s obligations under this Subsection (g) unless Illumina provided written notice to CareDx of its non-compliance and CareDx failed to remedy its non-conformance within a reasonable amount of time given the applicable Lead Times. To the extent there is any conflict or inconsistency between this Agreement and the RMA, this Agreement will govern.  In addition, any acceptance of such Supplied Products will not, and will not be deemed to, waive or affect any rights CareDx may have under the warranties for such Supplied Products or any other rights of CareDx with respect to such Supplied Products under this Agreement or at law or in equity.

(h)Warranties.  All warranties are personal to CareDx and may not be transferred or assigned to a third-party, including an Affiliate of CareDx; provided that, the warranty applies to any breach of warranties to any of the Supplied Products, whether such Supplied Products have been sold, re-sold or distributed or otherwise disposed of to third parties; provided that only CareDx shall have the right to enforce the warranties for such Supplied Products. All warranties are facility specific and do not transfer if the Supplied Product is moved to another facility, unless Illumina conducts or supervises such move.  The warranties described in these terms and conditions exclude any stand-alone third party goods that are not provided by Illumina.

(i)Warranty for Reagents.  Illumina warrants that reagents (including the [...***...] Reagents but excluding Illumina HLA Existing Products), other than custom reagents, will conform to their written, published technical specifications (in effect on the date that the Supplied Product ships from Illumina) until the later of (x) [...***...] from the date of shipment from Illumina, or (y) any expiration date or the end of the shelf-life pre-printed on such Supplied Product by Illumina, but in either event, no later than [...***...] from the date of shipment.  With respect to custom reagents (i.e., reagents made to specifications or designs made by CareDx or provided to Illumina by, or on behalf of, CareDx), Illumina only warrants that the custom reagents will be made and tested in accordance with Illumina’s standard manufacturing and quality control processes which will be consistent with industry best practices.  Illumina makes no warranty that custom reagents will work as intended by CareDx or for CareDx’s intended uses.

(ii)Warranty for Illumina HLA Existing Products. Illumina warrants that from the time of delivery of any Illumina HLA Existing Product to CareDx until the later of: (x) 3 months from the date of shipment from Illumina, or (y) any expiration date or the end of the shelf-life pre-printed on such Illumina HLA Existing Product by Illumina, but in either event, no later than 12 months from the date of shipment, the Illumina HLA Existing Products shall: (1) be free from errors or defects and comply with the Documentation and their specifications; (2) have been manufactured, shipped and stored in

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accordance with the Documentation and their specifications, any applicable governmental approvals and all applicable laws and regulations; and (3) not be adulterated or misbranded under any applicable laws and regulations.

(iii)Exclusions from Warranty Coverage.  The foregoing warranty does not apply to the extent a non-conformance after Illumina delivers the Illumina HLA Existing Product to CareDx is due to (i) CareDx’s negligence, (ii) improper storage or use by CareDx except to the extent required or recommended by the Documentation, applicable specifications or product labeling, (iii) improper handling, installation, maintenance, or repair (other than if performed by Illumina’s personnel, contractors or agents and, for the avoidance of doubt, “improper” does not include any handling, installation, maintenance or repair performed to the extent required or recommended by the Documentation, applicable specifications or product labeling), (iv) unauthorized modification by CareDx other than in conformity with the applicable Documentation, specifications or product labeling, or (v) use of the Supplied Product with a third party’s good not supplied by or on behalf of Illumina (unless the Supplied Product’s Documentation, specifications or product labeling expressly states such third party’s good is for use with the Supplied Product).

(iv)Procedure for Warranty Coverage. In order to be eligible for repair or replacement under this warranty CareDx must (i) promptly contact Illumina’s support department to report the non-conformance and in any event contact the support department during the applicable warranty period, (ii) reasonably cooperate with Illumina in confirming or diagnosing the non-conformance, and (iii) return the Supplied Product if requested by Illumina, transportation charges prepaid by Illumina following Illumina’s reasonable instructions or, if agreed by Illumina and CareDx, grant Illumina’s authorized repair personnel access to the Supplied Product in order to confirm the non-conformance and make repairs; provided that such authorized repair personnel will comply with all reasonable security, confidentiality, safety and health policies of CareDx applicable to persons present on CareDx’s facilities.  In the event of a non-conformance Illumina will be solely responsible for all of its costs and expenses in connection with the repair or replacement.

(v)Sole Remedy under Warranty.  Illumina will, at its option, repair or replace non-conforming Supplied Product that is covered by this warranty at its sole cost and expense (including reasonable shipping costs incurred by CareDx for shipping such non-conforming Supplied Product to Illumina).  The warranty period for repaired or replaced reagents or HLA Existing Products is 90 days from the date of shipment, or the remaining period on the original reagent warranty or the applicable warranty for the HLA Existing Products, as applicable and whichever is later. Instruments may be repaired or replaced with functionally equivalent, reconditioned, or new instruments or components.  If the instrument is replaced in its entirety, the warranty period for the replacement is 90 days from the date of shipment or the remaining period on the original instrument warranty, whichever is later.  If only a component is being repaired or replaced, the warranty period for such component is 90 days from the date of shipment or the remaining period on the original instrument warranty, whichever ends later.  Without limiting the generality of Illumina’s indemnification obligations and other obligations under this Agreement, the preceding states CareDx’s sole remedy and Illumina’s sole obligations under the foregoing warranties in this Exhibit B.

(i)Regulatory acknowledgement.  CareDx acknowledges that the Supplied Products have not been subjected to regulatory review or approved or cleared by the United States Food and Drug Administration or any other regulatory entity whether foreign or domestic, or otherwise reviewed, cleared or approved under any statute, law, rule or regulation for any purpose, whether research, commercial, diagnostic or otherwise.  The products are labeled For Research Use Only.  Illumina does not make any representation, warranty, or covenant that pertains in any way to the regulatory status of the products.  CareDx agrees to use the Supplied Products in compliance with all applicable laws and regulations.

EXHIBIT C

CAREDX’S RE-SALE OF ILLUMINA PRODUCTS

1.	General.

Scope.  CareDx may only market and Sell Supplied Products for use with the Illumina Sequencing Instruments in the Licensed Field.  The Parties’ activities described in this Agreement shall be at their own cost and expense unless expressly stated otherwise.

Customer Agreements.  CareDx shall [...***...] using Customer Agreements and will [...***...] the terms and conditions of such Customer Agreements; provided that notwithstanding the foregoing, CareDx shall have a period of [...***...] to transition any existing customers with whom it already has written agreements to [...***...].  All Customer Agreements [...***...] CareDx must use commercially reasonable efforts to ensure that such standard terms and conditions [...***...].  “Customer Agreement” means a [...***...] to such customer.  Any Customer Agreement will include, at a minimum, (i) [...***...], (ii) [...***...], and (iii) Illumina’s standard terms and conditions for Research Use Only products (as published on Illumina’s website at the time of Sale).

Advertising.  CareDx shall not make any representations, warranties or guarantees with respect to the specifications, features or capabilities of the Supplied Products that are not consistent with Illumina’s then-current Documentation, published specifications or product labeling for or literature describing the Supplied Products, including without limitation the limited warranty and disclaimers, as well as Illumina’s Ad/Promo Guidelines, a copy of which will be promptly provided to CareDx after the Effective Date and thereafter from time to time upon any updates thereto.  CareDx will have in place a mechanism that ensures it uses only Illumina’s most current published materials in any advertising and promotional activities.

Service and Support.  CareDx shall be solely responsible, at its cost, for service and support of Supplied Products.

2.	Quality.

Product Complaints.  Each Party shall promptly investigate, monitor, and report to the other Party (in a reasonable format required by such Party that is provided to the other Party in advance and in writing) any communication from a purchaser (written, electronic, or oral) alleging deficiencies related to the identity, quality, durability, reliability, safety, effectiveness, or performance of the Supplied Products  (“Complaint(s)”).  CareDx is responsible for receiving, documenting, and initially investigating any Complaints in the Licensed Field and Illumina is responsible for receiving, documenting and initially investing any Complaints outside of the Licensed Field.  Each Party shall notify the other Party as soon as possible but at least within 2 business days of any Complaints which involve an adverse event or

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potential adverse event (those events which lead, or having the potential to lead, to serious injury or death).

Product Returns.  CareDx shall make reasonable efforts to secure Supplied Product returns as requested by Illumina.  CareDx will perform decontamination of Supplied Product returns, including those it receives without notice.  CareDx will follow any packaging requirements set forth by Illumina.  Returned Supplied Products shall not be re-Sold without Illumina’s prior written approval.  CareDx will provide certificates of destruction for returned Supplied Products that were destroyed under instruction by Illumina.  All product returns will be at Illumina’s sole cost and expense except to the extent that any product return is caused by one or more of the exceptions to the warranty coverage set forth in Section (h)(iii) of Exhibit B.

Supplier Corrective Action Request (SCAR) Process.  CareDx may issue Illumina a SCAR if there is a material issue that reasonably warrants a formal SCAR process and response. Illumina shall thereafter use commercially reasonable efforts to promptly: (i) investigate and respond to SCAR within thirty (30) business days (or as otherwise specified on the SCAR); (ii) develop and undertake corrective/preventive action plans as warranted; and (iii) implement such action(s) within a mutually agreed-upon timeframe appropriate to the specific SCAR at Illumina’s sole cost and expense. SCARs are not intended to resolve normal business relationship issues.

Advisory Notices (Product Recall, Correction or Removal).  Illumina shall have responsibility and final authority for initiating Product Advisory Notices and Product Quality Notifications (or similar communications) for Supplied Products. Both Parties shall reasonably cooperate in the handling and disposition of such actions.  CareDx shall carry out commercially reasonable activities as defined in written instructions from Illumina, including without limitation distribution of field safety notices. If CareDx is required by law to report participation in advisory notices to local authorities, it will inform Illumina in writing when it does so via email at RA@illumina.com.  In the event Illumina becomes aware of issues that may adversely affect the performance of safety of Supplied Products, Illumina shall use commercially reasonable efforts to promptly provide to CareDx a Product Quality Notification addressing such issues, and instructions concerning Supplied Product disposition.  CareDx shall use commercially reasonable efforts to execute disposition instructions.  Should CareDx be required to provide the Product Quality Notification to Qualified Entities, it will do so without translation unless obliged to by local law.  CareDx must create and maintain records of its actions performed in support of advisory notices.

Product Traceability.  CareDx shall establish a “customer by product” and “product by customer” tracking system to maintain direct traceability from CareDx to the customer (at product, lot/serial number, quantity, and shipment date levels, at a minimum).

Product Labeling; Branding; Related Documentation.  CareDx shall not make changes to Supplied Product labeling, instructions, promotional materials, or similar materials, without prior written approval from Illumina.  If translations are necessary, CareDx shall use qualified suppliers approved by Illumina in writing and provide Certificates of Translation to Illumina upon request.

Controls, Product Storage, and Handling.  CareDx shall use appropriate packaging material and employ appropriate controls to control, store and handle products in accordance with the applicable specifications (including but not limited to storing Products at the specified temperatures) during storage, handling, and transportation to the customer.  CareDx shall also employ appropriate controls to avoid Supplied Product mix-ups.

Nonconforming Materials.  Upon notification from Illumina, CareDx will take action to contain potentially nonconforming materials pending further instruction from Illumina.  All affected materials shall be segregated and quarantined, physically and in any inventory management system used by CareDx, until instructions concerning its disposition are provided by Illumina in writing.  In the event that CareDx identifies a nonconformance that may impact a Supplied Product, CareDx will contain any potentially impacted materials and obtain material disposition approval in writing from Illumina prior to releasing the Supplied Product.  CareDx and Illumina will reasonably cooperate in performing investigations or needed corrections and/or corrective actions with respect to the material. The costs of such segregation and quarantine will be at Illumina’s sole cost and expense (after prior written approval of such costs is obtained from Illumina which upon, such approval, CareDx will perform its obligations under this section) except to the extent that any non-conformance is caused by one or more of the exceptions to the warranty coverage set forth in Section (h)(iii) of Exhibit B.

Control of Changes. CareDx shall promptly notify Illumina, via email at [...***...], of any significant changes that may reasonably impact its business involving Supplied Products.  The notice shall include specifics about the change, how the change arose, and the anticipated impact to the Supplied Product or business. CareDx will reasonably cooperate with Illumina by providing requested information related to the change as soon reasonably practicable.  Events subject to notice under this provision include, but are not limited to:

(i) changes in CareDx’s corporate status, organization, ownership, and similar matters; and

(ii) changes in key personnel.

In addition to and not in lieu or limitation of the foregoing, each Party shall promptly notify the other Party (in the case of CareDx to Illumina, via email at [...***...]) of any changes to the facility or processes used to manufacture, store or support the Supplied Products, including without limitation significant or material changes to facilities, additions of new locations, significant or material changes to processes with respect to the Supplied Products and changes to the status of ISO certifications.

3.	Regulatory.

Regulatory Inspections.  Each Party shall permit any regulatory authority to inspect its premises for compliance with the terms and conditions of this Agreement, and applicable law.  To the extent permitted by applicable law, CareDx shall promptly inform Illumina by e-mail at [...***...] and Illumina shall promptly inform CareDx by e-mail at regulatory@caredx.com, as applicable, in either case, of any regulatory inspections that may involve the Supplied Product(s) and permit representatives from the other Party to be present during the inspection.  To the extent possible, CareDx will consult with Illumina in good faith and provide Illumina with the opportunity to provide input and comments prior to making any commitment to a regulatory agency regarding the Supplied Product(s), to the extent that the foregoing does not jeopardize CareDx’s obligations under applicable law.  Additionally, each Party will promptly inform the other Party upon receipt of any regulatory correspondence or actions regarding the Supplied Product(s) and promptly provide the other Party with a copy of any such regulatory correspondence (which may be redacted for confidentiality purposes).

Regulatory Approvals and Product Registration.  CareDx shall obtain or process (as applicable) any and all permits, listings, licenses, registrations, approvals or other similar documentation required by a government, or any other administrative agency or otherwise, to Sell the Supplied Products in the corresponding countries (together referred to as the “Approval(s)”).  CareDx will pay any costs and fees associated with obtaining and maintaining any required licenses, permits, registrations or approvals related to Supplied Products. Notwithstanding the foregoing, Illumina will promptly provide (and cause its Affiliates to promptly provide): (a) any data, information or other materials relating to the Supplied Products that it owns or controls or can access and make available to CareDx using commercially reasonable efforts and (b) any filing or correspondence that Illumina had with any government or any other administrative agency in connection with the Supplied Product, in each of the foregoing cases, to the extent necessary for CareDx, or used by Illumina or any of its Affiliates, to obtain Approvals.  CareDx may modify the labelling of an Illumina [...***...] Product solely as necessary to obtain an Approval provided that in such a case CareDx will give a reasonable amount of prior written notice to Illumina and will give good faith consideration of any reasonable concerns from Illumina.  Illumina hereby grants CareDx the right to access and use any of such foregoing data, information, materials, filing or correspondence to the extent necessary for, or used by Illumina or any of its Affiliates, to support the Approvals, including the right to cross-reference, file or incorporate any of the foregoing.  CareDx will give Illumina a copy of such submission to obtain Approvals at least 30 days prior to use and will consider in good faith any reasonable comment by Illumina on any such submission (provided that any edits from Illumina intended to for reasons relating to confidentiality or protection of its Intellectual Property rights must be implemented). Upon termination or expiration of this Agreement, CareDx shall initiate, within 10 business days, the transfer of ownership of any required Approval related to any Supplied Product. If, upon termination or expiration of this Agreement, CareDx fails to transfer and assign any Approvals to Illumina or its third Party designate, CareDx shall be deemed to have appointed Illumina as its Attorney with a full Power of Attorney to execute any such transfer or assignment of an Approval on CareDx’s behalf.  At no time during the term of this Agreement or thereafter shall CareDx take any action that would result in the cancellation, revocation, annulment or rescission (or similar action) of any existing or future Approval for Supplied Products, unless directed in writing by an authorized representative of Illumina.

Labeling.  CareDx shall not modify Illumina’s labeling (including logos), private label or co-label the Supplied Products without the prior written consent of Illumina or unless otherwise expressly permitted under this Agreement.

Export and Import Licenses.  Illumina will, at its own cost, obtain any and all permits, approvals and licenses required for its export of the Supplied Products from the point of manufacture/distribution, and CareDx will, at its own cost, obtain any and all permits, approvals and licenses required for its importation of the Supplied Products.

4.

Competitive Pricing.  CareDx agrees, to the extent permitted by applicable law, that it will not to re-Sell, or permit its distributors or agents to Sell or re-Sell, Illumina HLA Existing Products at a local currency equivalent more than [...***...] for the corresponding Illumina HLA Existing Product.

5.	Sales and Marketing.

Materials.  Illumina shall provide CareDx with access to electronic versions of existing marketing, sales and/or technical information, regardless of the form or media in which distributed (e.g., paper, audio, video, electronic, internet) concerning the Illumina HLA Existing Products which Illumina deems appropriate for the promotion, distribution, and sale of such products.  Information and claims within the technical, sales, and marketing materials provided by Illumina may not be modified or supplemented without Illumina’s prior written approval.

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Guidelines.  In all cases and at all times, CareDx will follow Illumina’s Ad/Promo Guidelines and Trademark Policies and Usage Guidelines, a copy of which will be promptly provided to CareDx after the Effective Date and thereafter from time to time upon any updates thereto.  Illumina reserves the right to update these guidelines at any time and any such updates shall be binding on CareDx within a reasonable period of time following receipt by CareDx of the updated guideline.

Expenses.  All expenses incurred by CareDx with respect to creating advertising materials and advertising the Supplied Products, including materials ordered from Illumina, shall be CareDx’s responsibility.  CareDx represents and warrants that all documentation related to the Supplied Products made by or for CareDx (and, for the avoidance of doubt, not made or provided by or for Illumina or any of its Affiliates) shall be accurate and shall be made in a professional manner.

Copies to Illumina.  CareDx, promptly upon disseminating any marketing materials relating to the Supplied Products, shall provide Illumina with a complete copy of the disseminated marketing materials except if such marketing materials are made or provided by or for Illumina or any of its Affiliates.  If Illumina reasonably objects to or comments on any such marketing materials in good faith, CareDx shall promptly implement any Illumina-requested changes or corrections to such marketing materials or, if requested by Illumina, will promptly withdraw such materials from public circulation; provided that the foregoing will not require CareDx or any of its Affiliates to jeopardize their compliance with applicable law.

6.	Miscellaneous.

Sole source.  If requested by Illumina, the Parties will discuss any commercially reasonable ways to minimize any negative impact caused by CareDx’s activities on Illumina’s ability to represent to other purchasers of its products that Illumina is the sole source of such products.

Security Interest.  To the extent applicable under local law, CareDx hereby grants Illumina and its Affiliates a purchase money security interest or right of repossession in each Illumina HLA Existing Products Sold under this Agreement.  If CareDx Sells any such Illumina HLA Existing Products to another party prior to CareDx’s paying the full amount of CareDx’ purchase price for such Supplied Product, then the security interest shall cover the proceeds from such Sale.  These interests shall be satisfied by payment in full of CareDx’s purchase price.  Illumina or its Affiliate may file a financing statement or the equivalent for such security interest and CareDx shall sign any such statements or other documentation necessary to perfect Illumina or its Affiliate’s security interest.

Anti-Bribery and Anti-Corruption Laws; Code of Ethics.  In conformity with the United States Foreign Corrupt Practices Act and the UK Bribery Act, any local anti-competition and anti-bribery laws (together, “Anti-Corruption Laws”), in each case, to the extent applicable, CareDx shall not directly or indirectly make an offer, payment, promise to pay, or authorize payment, or offer a gift, promise to give, or authorize the giving of anything of value for the purpose of influencing an act or decision of an official of any government (including a decision not to act) or inducing such a person to use his influence to affect any such governmental act or decision in order to assist CareDx, its distributors and agents, or Illumina in obtaining, retaining or directing any such business or any other third party, with the intent to influence an act or decision of that third party in order to assist CareDx or Illumina in obtaining, or retaining or directing any such business.  CareDx shall ensure that its employees and agents, and employees and agents of its distributors and agents are advised of their obligations under the Anti-Corruption Laws, and shall provide a list of all distributors and agents if requested and certification that adequate due diligence has been performed to ensure compliance with Anti-Corruption Laws, embargo restrictions, prohibited and excluded persons requirements, and all regulatory requirements.  CareDx’s efforts in this regard shall include, at a minimum, requiring its employees and agents who are conducting activities outside the United States to complete Illumina’s distributor Anti-Corruption Laws training program no later than 60 days after the Effective Date and ensuring that all Anti-Corruption Law training provided by Illumina shall be disseminated and certified to all sub-agents, dealers, and distributors and shall have in place appropriate controls to ensure adherence to such trainings, such as monitoring and auditing.  Upon Illumina’s request, CareDx shall provide to Illumina written confirmation that its applicable employees and agents have conducted such training and any subsequent required training provided to CareDx from Illumina including certification that such training was completed within 60 days of receipt. In addition, Illumina is committed to conducting its business with the highest degree of ethics and honesty, as described in more detail in Illumina’s Code of Ethics, as provided in advance and in writing to CareDx.  CareDx shall not receive inappropriate gifts, payments or other compensation, and shall report relationships or transactions that could be reasonably expected to give rise to a conflict of interest.  CareDx shall ensure that it keeps all accurate books and records in accordance with the Anti-Corruption Laws. No payments shall be made in cash or from any sources that are off the books, or through any indirect sources not recorded accurately in the financials of CareDx.  CareDx shall make available all records, transactions, and employees to Illumina to the extent reasonably necessary for Illumina to perform routine audits on CareDx’s compliance with this Section in a timely manner upon notification from Illumina.  If a violation is found, CareDx shall inform Illumina’s Legal department within 24 hours of knowledge of the violation and shall terminate any relationship with sub-agents, distributors, or dealers if such violations are substantiated.

EXHIBIT D

KNOWLEDGE TRANSFER

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EXHIBIT E

OUTLINE OF TRANSITION SERVICES

SERVICES

Subject Matter*	Illumina Employee**	Service Commitment***
Illumina Chimerism Formulation and assay	[...***...]	[...***...]% FTE for [...***...] after Transition Effective Date
Illumina Chimerism Software	[...***...]	[...***...]% FTE for [...***...] after Transition Effective Date + [...***...]% FTE for [...***...] after Transition Effective Date
Bioinformatics algorithm in Illumina Chimerism Software	[...***...]	[...***...] sessions to answer specific questions provided in advance
Illumina HLA Existing Software	[...***...]	[...***...]% FTE for [...***...] after Transition Effective Date + [...***...]% FTE for [...***...] after Transition Effective Date
Illumina HLA Existing Product assay training	[...***...]	[...***...] training workshop
Illumina HLA v3 Primer design	[...***...]	[...***...]% FTE for [...***...] after Transition Effective Date + [...***...]% FTE for [...***...] after Transition Effective Date
Transition Manager	[...***...]	[...***...]% FTE for [...***...] after Transition Effective Date + [...***...]% FTE for [...***...] after Transition Effective Date + [...***...]% FTE for [...***...] after Transition Effective Date

* “Transition Effective Date” means the earlier of a date of CareDx’s choosing and the date that Knowledge Transfer relating to the relevant transition service under Section 8.1 is complete (e.g., for [...***...], the date of completion of transfer of the Illumina Chimerism Software contents in Exhibit D). Capitalized terms used in this column otherwise have the meaning given in this Agreement.

** If an Illumina employee who is designated in the table above to provide a transition service terminates his or her employment with Illumina or changes the functional area of their employment such that it is no longer applicable, or if Illumina terminates such Illumina employee for good cause or changes the functional area of employment for good reason such that it is no longer applicable, Illumina shall not be obligated to provide such transition service. Notwithstanding the foregoing, in the case where an Illumina employee or Illumina changes the functional area of such employee’s employment, Illumina will use good faith efforts to find a suitable replacement for such employee.

* Confidential Treatment Requested

*** Transition services will be provided telephonically or via email unless otherwise agreed to by the Parties (in which case reimbursement of expenses as agreed upon by the Parties may be required).

The Transition Manager shall be CareDx’s point of contact and all communications relating to the Services should be made through the Transition Manager unless otherwise agreed to by the Transition Manager.

EXHIBIT F

TRANSITION MATTERS RELATED TO ILLUMINA HLA EXISTING PRODUCTS

1.	Ongoing sales commitments agreed to by Illumina prior to the Effective Date.

Tenders.  Illumina has participated in the following tenders involving Illumina HLA Existing Products:

[...***...]

[...***...]

[...***...]

[...***...]

[...***...]

Standing Orders, Quotes, or Other Supply Commitments.  Illumina has accepted (i) standing orders for Illumina HLA Existing Products to be shipped after the Effective Date, or (ii) otherwise agreed to supply customers with Illumina HLA Existing Products after the Effective Date, for the following customers (or their Affiliates):

[...***...]

[...***...]

[...***...]

[...***...]

[...***...]

[...***...]

[...***...]

[...***...]

[...***...]

[...***...]

[...***...]

[...***...]

[...***...]

[...***...]

In addition, any orders received under a quote issued by Illumina or its Affiliate prior to June 1, 2018 shall be included in this subsection 1 of Exhibit F and will be governed by this Exhibit F.

Reagent Rental. Illumina has existing rights and obligations with respect to the following reagent rental agreements involving Illumina HLA Existing Products:

[...***...]

[...***...]

[...***...]

2.Transition Process. Within five (5) days after the Effective Date, Illumina and CareDx shall issue a joint communication to [...***...] of Illumina HLA Existing Products, including each customer set forth in Section 1 of this Exhibit F. Such joint communication shall inform the applicable customer that Illumina and CareDx have entered into an agreement under which CareDx will

* Confidential Treatment Requested

Sell Illumina HLA Existing Products to customers worldwide. The Parties acknowledge that [...***...] will need to be obtained for the transfer to CareDx of existing agreements and obligations requiring Illumina to supply Illumina HLA Existing Products to customer, which shall primarily be the responsibility of [...***...] unless otherwise stated by Illumina. Illumina will assign an employee to be CareDx’s main point of contact as the Transition Manager to assist with transition of customers and existing sales and support obligations.  As of the Effective Date, the Transition Manager is [...***...].  In the event a [...***...], the Parties agree that notwithstanding anything in this Agreement to the contrary, Illumina shall have the right to Sell Illumina HLA Existing Products to such customer, to the extent Illumina is contractually required to do so in its documentation in effect at the Effective Date with such customer, and Illumina will not renew or otherwise extend the term of such documentation or other agreement with such customer.

3.Revenues from Sales by Illumina of Illumina HLA Existing Products following the Effective Date. In the event Illumina Sells Illumina HLA Existing Products to a customer following the Effective Date, as set forth in Section 2 of this Exhibit F, Illumina shall pass along to CareDx [...***...]% of the revenue from such Sale, and CareDx shall be entitled to credit [...***...] such revenue from such Sale against its minimum purchase obligations in Section 9.2.

4.Instrument Sales for Reagent Rentals.  If the reagent rental agreements listed in Section 1 of this Exhibit F are transferred to CareDx, as described in Section 2 of this Exhibit F, CareDx shall purchase the instruments subject to such agreements from Illumina at the following discount off list price: [...***...]% for each year that has passed since the instrument was manufactured.

* Confidential Treatment Requested

EXHIBIT G

THIRD PARTY KNOWLEDGE TRANSFER COMPONENTS

[...***...]

* Confidential Treatment Requested

EXHIBIT H

[...***...]

[...***...]

* Confidential Treatment Requested with Respect to Two Pages